UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 10, 2023

Movella Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40074	98-1575384
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 110, 3535 Executive Terminal Drive Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)

(310) 481-1800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.00001 par value per share	MVLA	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one share of common stock at an exercise price of $11.50	MVLAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

On February 10, 2023 (the “Closing Date”), Movella Holdings Inc., a Delaware corporation (formerly known as Pathfinder Acquisition Corporation (“Pathfinder”)) (the “Company” or “New Movella”), consummated the previously announced business combination (the “Business Combination”) contemplated by that certain Business Combination Agreement, dated October 3, 2022 (the “Business Combination Agreement”), by and among Pathfinder, Motion Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Pathfinder (“Merger Sub”) and Movella Inc., a Delaware corporation (“Movella”).

In connection with the domestication of Pathfinder as a Delaware corporation (the “Domestication”), on the Closing Date prior to the Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share, $0.0001 par value per share (“Class A ordinary shares”), and each issued and outstanding Class B ordinary share, $0.0001 par value per share (“Class B ordinary shares”), of Pathfinder were converted into one share of common stock, $0.00001 par value per share, of New Movella (“New Movella Common Stock”); (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Pathfinder was automatically converted into a warrant to purchase one share of New Movella Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement, dated as of February 16, 2021, between Pathfinder and Continental Stock Transfer & Trust Company (the “Pathfinder Warrant Agreement”); (iii) the governing documents of Pathfinder were amended and restated and became the certificate of incorporation and the bylaws of New Movella; and (iv) Pathfinder’s name changed to “Movella Holdings Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Pathfinder issued in its initial public offering (“Pathfinder Units”) (each Pathfinder Unit consisting of one Class A ordinary share of Pathfinder and one-fifth of one public warrant) that had not been previously separated into the underlying Class A ordinary shares of Pathfinder and the underlying warrants of Pathfinder prior to the Domestication were cancelled and entitled the holder thereof to one share of New Movella Common Stock and one-fifth of one warrant representing the right to purchase one share of New Movella Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Pathfinder Warrant Agreement.

On the Closing Date, promptly following the consummation of the Domestication, Merger Sub merged with and into Movella (the “Merger”), with Movella continuing as the surviving company in the Merger and, after giving effect to the Merger, Movella became a wholly owned subsidiary of New Movella (the time that the Merger became effective being referred to as the “Effective Time”).

In accordance with the terms and subject to the conditions of the Business Combination Agreement, immediately prior to the Effective Time, (i) each share of preferred stock of Movella was converted into a number of shares of common stock, $0.01 par value per share, of Movella (“Movella Common Stock”) set forth on the allocation schedule delivered in connection with Business Combination Agreement, (ii) each warrant to purchase shares of Movella Common Stock was net exercised in exchange for a number of shares of Movella Common Stock determined in accordance with the terms of the warrant agreements under which such warrants were issued; and (iii) each convertible note issued by Movella was automatically and fully converted into a number of shares of Movella Common Stock in accordance with the terms of such notes. Thereafter, at the Effective Time, each share of Movella Common Stock outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of Movella Common Stock who demanded appraisal of such shares and complied with Section 262 of the General Corporation Law of the State of Delaware) was exchanged for shares of New Movella Common Stock and each outstanding Movella option to purchase a share of Movella Common Stock (a “Movella Option”) (whether vested or unvested) was cancelled and extinguished in exchange for an option to purchase New Movella Common Stock (on an as-converted basis) in each case, under the Movella Holdings Inc. 2022 Stock Incentive Plan and subject to the same terms and conditions as applied to the Movella Option immediately prior to the Effective Time (other than those rendered inoperative by the transactions contemplated by the Business Combination Agreement), with the new number of options and exercise price as set forth therein, and based on an implied Movella pre-transaction equity value of $375 million, subject to certain adjustments.

A description of the Business Combination and the terms of the Business Combination Agreement are included in the definitive proxy statement/prospectus filed by Pathfinder with the U.S. Securities and Exchange Commission (the “SEC”) on January 17, 2023 (the “Proxy Statement”) in the section titled “Proposal No. 1 - Business Combination Proposal,” including under the subsection thereof titled “ - The Business Combination Agreement,” beginning on page 138 of the Proxy Statement, which is incorporated herein by reference. The foregoing description does not purport to be complete and is qualified in its entirety by the full text of the Business Combination Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K (this “Current Report”), which is incorporated herein by reference.

As previously disclosed in the Company’s Current Report on Form 8-K filed October 4, 2022, in connection with the Business Combination Agreement, on October 3, 2022, Pathfinder Acquisition LLC (the “Sponsor”), Pathfinder, and each of Pathfinder’s directors and officers (collectively, the “initial shareholders”) entered into the Sponsor Letter Agreement (the “Sponsor

Letter Agreement”), pursuant to which, among other things, Sponsor agreed, solely in the circumstances described in the Sponsor Letter Agreement, to forfeit 50% of its Class B ordinary shares (the “Forfeiture”), or 4,025,000 Class B ordinary shares (the “Forfeiture Shares”).

As previously disclosed in the Company’s Current Report on Form 8-K filed October 4, 2022, concurrently with the execution of the Business Combination Agreement, on October 3, 2022, Pathfinder, the Sponsor, Movella, FP Credit Partners, L.P. (together with certain of its affiliates, “Francisco Partners”), and certain other equityholders of Pathfinder (collectively, the “Investors”) entered into a Shareholder Rights Agreement (the “Shareholder Rights Agreement”) to be effective upon closing of the Business Combination (the “Closing”) pursuant to which, among other things, the Investors have been granted certain customary registration rights. Pursuant to the Shareholder Rights Agreement, the Sponsor and the Legacy Pathfinder Holders (as defined in the Shareholder Rights Agreement) have agreed not to effect any sale or distribution of any equity securities of New Movella held by any of them during the period commencing on the Closing Date and ending on the earlier of (a) the date that is three hundred and sixty five (365) days following the Closing Date and (b) (i) the first date on which the closing price of the New Movella Common Stock has been greater than or equal to $12.00 per share (as adjusted for share subdivisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) measured using the daily closing price for any 20 trading days within a 30-trading day period commencing at least one hundred and fifty (150) days after the Closing Date or (ii) the date on which New Movella completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all New Movella’s stockholders having the right to exchange their New Movella Common Stock for cash, securities or other property. Except for Francisco Partners with respect to the FP Shares (as defined below), each other Investor has agreed not to effect any sale or distribution of any equity securities of New Movella held by any of them during the period commencing on the Closing Date and ending on the date that is six (6) months following the Closing Date.

Pursuant to the Shareholder Rights Agreement, Pathfinder provided certain registration rights to Francisco Partners with respect to the FP Shares and the Equity Grant Shares (as defined below). Substantially concurrently with the Merger (and, for the avoidance of doubt, after the Domestication), the sale of the FP Shares and the grant of the Equity Grant Shares were consummated and the shares were issued pursuant to an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder.

As previously disclosed in the Company’s Current Report on Form 8-K filed November 18, 2022, on November 14, 2022, Pathfinder, FP Credit Partners II, L.P. and FP Credit Partners Phoenix II, L.P. (collectively, the “FP Purchasers”) entered into an Equity Grant Agreement (the “Equity Grant Agreement”) that provided for the issuance of 1.0 million shares of New Movella Common Stock (the “Equity Grant Shares”) by New Movella to the FP Purchasers (the “Equity Grant”) at the Effective Time, subject to and conditioned upon the consummation of the Merger, the full deemed funding of the VLN Facility (as defined below) and the acquisition by the FP Purchasers or its affiliates of $75 million of Pathfinder’s Class A ordinary shares in a tender offer (the “Tender Offer”) and/or shares of New Movella Common Stock in a private placement. On January 9, 2023, Pathfinder entered into a Subscription Agreement (the “Subscription Agreement”) with the FP Purchasers, pursuant to which the FP Purchasers agreed to purchase 7,500,000 shares of New Movella Common Stock (the “FP Shares) at a purchase price of $10.00 per share for an aggregate purchase price of $75.0 million (the “FP Private Placement”). On the Closing Date, the Sponsor forfeited the Forfeiture Shares, New Movella issued the Equity Grant Shares to the FP Purchasers pursuant to the Equity Grant, and the FP Purchasers purchased shares of New Movella Common Stock in the FP Private Placement at a price of $10.00 per share. The FP Shares and the Equity Grant Shares were not registered with the SEC at Closing, provided, that, such shares of New Movella Common Stock became subject to registration rights pursuant to the Shareholder Rights Agreement.

The foregoing descriptions of the Sponsor Letter Agreement, the Shareholder Rights Agreement, the Equity Grant Agreement, and the Subscription Agreement do not purport to be complete and are qualified in their entirety by the full text of the Sponsor Letter Agreement, the Shareholder Rights Agreement, the Equity Grant Agreement, and the Subscription Agreement, copies of which are attached as Exhibit 10.19, Exhibit 10.20, Exhibit 10.22, and Exhibit 10.26, respectively, to this Current Report, which are incorporated herein by reference.

Pathfinder’s Class A ordinary shares, public warrants and the Pathfinder Units were historically quoted on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “PFDR,” “PFDRW,” and “PFDRU,” respectively. On the Closing Date, the Pathfinder Units automatically separated into the component securities and, as a result, no longer trade as a separate security. On February 13, 2023, the New Movella Common Stock and warrants began trading on Nasdaq under the symbols “MVLA” and “MVLAW,” respectively.

Certain terms used in this Current Report not defined herein have the same meaning as set forth in the Proxy Statement. In addition, references to the “Company” herein may also refer to New Movella and its consolidated subsidiaries after the Closing, as the context requires.

Item 1.01. Entry into a Material Definitive Agreement

Note Purchase Agreement

As previously disclosed in the Company’s Form 8-K filed November 18, 2022, on November 14, 2022, Movella entered into that certain Note Purchase Agreement (the “Note Purchase Agreement”), by and among Movella, the guarantors party thereto, FP Credit Partners II AIV, L.P. and FP Credit Partners Phoenix II AIV, L.P. (the “Purchasers”) and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent, pursuant to which, Movella issued and sold to the Purchasers, and the Purchasers purchased, senior secured notes of Movella in an aggregate original principal amount of $25 million (the “Pre-Close Facility”). On the Closing Date, the net proceeds of the FP Private Placement were received by the Company and Movella was deemed to have issued to the Purchasers, and the Purchasers were deemed to have purchased, a 5-year $75 million venture-linked secured note (the “VLN Facility”) under the Note Purchase Agreement. A portion of the proceeds of the FP Private Placement made available through the VLN Facility was used by the Company to prepay the Pre-Close Facility in full and to pay transaction expenses associated with the financing arrangements contemplated by the Note Purchase Agreement. The remaining proceeds of the VLN Facility are available for growth and working capital and general corporate purposes.

The obligations of Movella under the Note Purchase Agreement are guaranteed by certain of its subsidiaries and secured by substantially all of Movella’s and such subsidiaries’ assets. New Movella is also required to become a secured guarantor of the obligations under Note Purchase Agreement.

The notes evidencing the VLN Facility (the “VLN Notes”) bear interest at a per annum rate equal to 9.25% and interest is paid in kind on the last business day of each calendar quarter commencing with the first calendar quarter following the Closing Date. Interest is also payable in cash on the date of any prepayment or repayment of the VLN Notes (subject however, in certain cases, to the payment of a contractual return, if such contractual return is greater than the amount of all accrued and unpaid interest (other than default interest, if any)). Subject to certain exceptions in connection with certain qualified refinancing events, on the date of any voluntary or mandatory prepayment or acceleration of the VLN Notes, a scheduled contractual return is required to be paid, if greater than the amount of all accrued and unpaid interest (other than default interest, if any). When paid, such contractual return will be deemed to constitute payment of all accrued and unpaid interest (other than default interest, if any) on the principal amount of the VLN Notes so prepaid, repaid or accelerated, as applicable, including all interest on the VLN Notes that was previously paid in kind. The Company has the right, subject to certain exceptions, to cause the FP Purchasers (or their permitted assignees) to sell all or a portion of the FP Shares at any time in its sole discretion over the life of the VLN Facility, and a percentage of the proceeds (which percentage is a function of when proceeds are generated, based on a predetermined schedule with a sliding scale) of any such sale shall be applied as a credit against the outstanding obligations under of the VLN Facility upon a repayment of the VLN Facility in full or a refinancing event.

The VLN Facility will mature on February 10, 2028. There are no regularly scheduled amortization payments on the VLN Facility until the maturity date, however, there are customary mandatory prepayment events in connection with the receipt of net proceeds from extraordinary receipts and dispositions (subject, in the case of dispositions, to certain customary exceptions and customary reinvestment rights), debt issuances and upon events specified in the Note Purchase Agreement to be a change of control. The VLN Facility may be optionally prepaid in whole or in part. All such prepayments are required to be accompanied by accrued and unpaid interest on the amount prepaid or if greater (excluding default interest, if any), payment of the contractual return.

The Note Purchase Agreement contains a number of covenants that, among other things, restrict, in each case subject to certain exceptions, the ability of the Company and its subsidiaries to:

•	create, assume or suffer to exist liens and indebtedness;

•	make investments;

•	engage in mergers or consolidations, liquidations, divisions or the disposal of all or substantially all of such person’s assets;

•	make dispositions or have subsidiaries that are not wholly-owned;

•	declare or make dividends or other distributions or certain restricted payments to or on account of equity holders, or prepay indebtedness;

•	make material changes to its line of business;

•	engage in affiliate transactions; and

•	with respect to New Movella, conduct or engage in any business or operations, other than in its capacity as a holding company and activities incidental thereto.

The Note Purchase Agreement also contains a financial covenant requiring the Company and its subsidiaries to achieve positive EBITDA on a consolidated basis for the most recently ended four-quarter period, commencing with the last day of the fiscal quarter ending June 30, 2024 and as of the last day of each fiscal quarter thereafter.

The Note Purchase Agreement contains customary events of default, including nonpayment of principal, interest or other amounts; material inaccuracy of a representation or warranty; violation of specific covenants identified in the Note Purchase Agreement; cross default and cross-acceleration to material indebtedness; bankruptcy and insolvency events; unsatisfied material judgments; actual or asserted invalidity of the Note Purchase Agreement, related note documents or other material documents entered into in connection with transactions contemplated by the Note Purchase Agreement, and events specified to be a change of control.

Sponsor Letter Agreement

The disclosure set forth in the “Introductory Note” above relating to the Sponsor Letter Agreement is incorporated herein by reference.

Equity Grant Agreement

The disclosure set forth in the “Introductory Note” above relating to the Equity Grant Agreement is incorporated herein by reference.

Subscription Agreement

The disclosure set forth in the “Introductory Note” above relating the Subscription Agreement is incorporated herein by reference.

FP Voting Agreement

On the Closing Date, Pathfinder, Movella and the FP Purchasers entered into a voting agreement (the “FP Voting Agreement”), effective at Effective Time, pursuant to which the FP Purchasers and certain of their affiliates that may later become a party to the agreement (the “FP Shareholders”) agreed to vote all shares beneficially owned by such FP Shareholders in favor of any and all recommendations of the New Movella board of directors (the “New Movella Board”). The FP Voting Agreement automatically terminates upon the FP Purchasers, including any of their affiliates, ceasing to beneficially own any FP Shares in accordance with the terms of the Note Purchase Agreement and related definitive documents.

The foregoing description of the FP Voting Agreement is subject to and qualified in its entirety by reference to the full text of the FP Voting Agreement, a copy of which is attached as Exhibit 10.25 to this Current Report, which is incorporated herein by reference.

Shareholder Rights Agreement

The disclosure set forth in the “Introductory Note” above relating to the Shareholder Rights Agreement is incorporated herein by reference. In connection with the Closing, on February 10, 2023, certain directors, officers, and stockholders of Movella each became a party to the Shareholder Rights Agreement (as described above) by entering into a Joinder to the Shareholder Rights Agreement (each, a “Joinder”). The terms of each Joinder provide for the shares of New Movella Common Stock held by such stockholders to be locked-up for a period of 180 days after the Closing Date.

The terms of the Shareholder Rights Agreement are described in the Proxy Statement in the section titled “Proposal No. 1 - Business Combination Proposal - Related Agreements - Shareholder Rights Agreement” beginning on page 154 of the Proxy Statement, which is incorporated herein by reference. The foregoing description of the Shareholder Rights Agreement is subject to and qualified in its entirety by reference to the full text of the Shareholder Rights Agreement, a copy of which is attached as Exhibit 10.20 to this Current Report, which is incorporated herein by reference.

Indemnification Agreements

Effective on the Closing Date, the Company entered into indemnification agreements with its directors and executive officers. These agreements, among other things, require the Company to indemnify the Company’s directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the Company’s request. The disclosure contained in the Proxy Statement in the section titled “Management of New Movella After the Business Combination—Limitation on Liability and Indemnification of Directors and Officers” on page 357 of the Proxy Statement is incorporated herein by reference.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by reference to the text of the form of indemnification agreement, a copy of which is attached as Exhibit 10.1 hereto, which is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets

The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 2.01.

On February 8, 2023, Pathfinder held an extraordinary general meeting of Pathfinder shareholders at which Pathfinder shareholders considered and adopted, among other matters, the Business Combination Agreement. On February 10, 2023, the parties to the Business Combination Agreement consummated the Business Combination.

In connection with such extraordinary general meeting and approval of the Business Combination, holders of 28,961,090 Class A ordinary shares exercised their right to redeem those shares for cash at a redemption price of approximately $10.16 per share, for an aggregate redemption amount of approximately $294.2 million. Following such redemptions, 3,538,910 Class A ordinary shares remained outstanding, representing approximately $36.2 million cash in trust available to New Movella upon closing of the Business Combination.

On the Closing Date, prior to the Effective Time, each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share (excluding, for the avoidance of doubt, the Forfeiture Shares) of Pathfinder were converted into one share of New Movella Common Stock, each issued and outstanding whole warrant to purchase Class A ordinary shares of Pathfinder was automatically converted into a warrant to purchase one share of New Movella Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Pathfinder Warrant Agreement, and each issued and outstanding Pathfinder Unit that had not been previously separated into the underlying Class A ordinary shares of Pathfinder and the underlying warrants of Pathfinder prior to the Domestication were cancelled and entitled the holder thereof to one share of New Movella Common Stock and one-fifth of one warrant representing the right to purchase one share of New Movella Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Pathfinder Warrant Agreement.

Immediately prior to the Effective Time, (i) each share of preferred stock of Movella was converted into a number of shares of Movella Common Stock set forth on the allocation schedule delivered in connection with Business Combination Agreement, (ii) each warrant to purchase shares of Movella Common Stock was net exercised in exchange for a number of shares of Movella Common Stock determined in accordance with the terms of the warrant agreements under which such warrants were issued, and (iii) each convertible note issued by Movella was automatically and fully converted into a number of shares of Movella Common Stock in accordance with the terms of such notes. Thereafter, at the Effective Time, each share of Movella Common Stock outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of Movella Common Stock who demanded appraisal of such shares and complied with Section 262 of the General Corporation Law of the State of Delaware) was exchanged for shares of New Movella Common Stock and each outstanding Movella Option (whether vested or unvested) was cancelled and extinguished in exchange for an option to purchase New Movella Common Stock (on an as-converted basis) in each case, under the 2022 Plan (as defined below) and subject to the same terms and conditions as applied to the Movella Option immediately prior to the Effective Time (other than those rendered inoperative by the transactions contemplated by the Business Combination Agreement), with the new number of options and exercise price as set forth therein, and based on an implied Movella pre-transaction equity value of $375 million, subject to certain adjustments.

Substantially concurrently with the Merger (and, for the avoidance of doubt, after the Domestication), the Sponsor forfeited the Forfeiture Shares, and New Movella issued the Equity Grant Shares to the FP Purchasers and issued the FP Shares to the FP Purchasers at a purchase price of $10.00 per share and an aggregate purchase price of $75.0 million.

Immediately after giving effect to the Business Combination (including as a result of the redemptions and Forfeiture described above, the Equity Grant and the FP Private Placement), there were approximately 50,877,511 shares of New Movella Common Stock outstanding (the “Outstanding Shares”) (including 3,538,910 shares issued to former public shareholders of Pathfinder, 4,100,000 shares issued to the Sponsor and other initial shareholders, 8,500,000 shares issued to the FP Purchasers in the Equity Grant and the FP Private Placement, and 34,738,601 shares issued to former holders of Movella Common Stock, and excluding 10,750,000 shares issuable upon the exercise of outstanding warrants and 5,687,380 shares issuable pursuant to outstanding equity awards).

In connection with the Closing, on February 10, 2023, the Pathfinder Units, Class A ordinary shares and public warrants ceased trading on Nasdaq and the Pathfinder Units automatically separated into the component securities and, as a result, no longer trade as a separate security. On February 13, 2023, New Movella Common Stock and warrants began trading on Nasdaq under the symbols “MVLA” and “MVLAW,” respectively. As of the Closing, the former public shareholders of Pathfinder beneficially owned approximately 7.0% of the Outstanding Shares, the Sponsor and other initial shareholders beneficially owned approximately 8.0% of the Outstanding Shares, former holders of Movella Common Stock beneficially owned approximately 68.3% of the Outstanding Shares, and the FP Purchasers beneficially owned approximately 16.7% of the Outstanding Shares.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report under the heading “Note Purchase Agreement” is incorporated by reference into this Item 2.03.

FORM 10 INFORMATION

Prior to the Closing, Pathfinder was a shell company, other than a business combination related shell company, as those terms are defined in Rule 12b-2 under the Exchange Act. Pursuant to Item 2.01(f) of Form 8-K, the Company is providing the information below that would be included in a Form 10 if the Company were to file a Form 10.

Forward-Looking Statements

Statements in this Current Report or in the disclosures or documents incorporated herein by reference that are not historical facts constitute “forward-looking statements.” These forward-looking statements include statements regarding the Company’s future expectations, beliefs, plans, prospects, objectives, and assumptions regarding future events or performance, as well as the Company’s strategies, future operations, financial position, and estimated future financial results and anticipated costs. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “enable,” “estimate,” “expect,” “future,” “intend,” “may,” “might,” “opportunity,” “plan,” “possible,” “potential,” “predict,” “project,” “seem,” “should,” “will,” “would,” and other terms that predict or indicate future events, trends, or expectations, and similar expressions or the negative of such expressions may identify forward-looking statements, but the absence of these words or terms does not mean that a statement is not forward-looking.

The forward-looking statements include, but are not limited to:

•	the anticipated benefits of the Business Combination;

•	the projected financial information, growth rate and market opportunity of the Company;

•	the ability to obtain and/or maintain the listing of the common stock and the warrants of the Company on Nasdaq, and the potential liquidity and trading of such securities;

•	the effect of the announcement and consummation of the Business Combination on the current plans and operations of the Company;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitability and retain its key employees;

•	costs related to the Business Combination;

•	the Company’s ability to raise financing in the future;

•	the Company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the completion of the Business Combination;

•	the Company’s estimates regarding expenses, future revenues, capital requirements and needs for additional financing;

•	the Company’s future financial performance;

•	the ability of the Company to expand or maintain its existing customer base; and

•	the effect of global economic conditions or political transitions on the Company’s customers and their ability to continue to purchase the Company’s products.

The forward-looking statements contained in this Current Report, and the disclosures and documents incorporated herein by reference, are based on information available as of the date of this Current Report, and current expectations, forecasts, and assumptions, (whether or not identified herein), and involve a number of risks and uncertainties. Accordingly, forward-looking statements in this Current Report and in any disclosure or document incorporated herein by reference should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Forward-looking statements are subject to several risks and uncertainties (many of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

•	the Company’s ability to develop or introduce new products or product categories, including in a timely and cost-effective manner;

•	the Company’s ability to transition from a one-time license to an annual subscription model, and achieve customer acceptance of its products and technology;

•	risks related to purchase orders, including the lack of long-term or minimum purchase commitments, the cancellation, reduction, reschedule, delay, or other changes in customer purchase orders;

•	the Company’s history of losses, negative cash flows from operations, and significant accumulated deficit;

•	legal and regulatory risks, including those related to its products and technology and any threatened or actual litigation;

•	risks associated with its dependency on third-party suppliers and licensors, some of which are sole source, for technology and components used in the Company’s products;

•	the Company’s financial performance;

•	the Company’s ability to successfully manage growth and its operations as a public company;

•

the Company’s ability to maintain the listing of New Movella Common stock and the warrants on Nasdaq, the potential liquidity and trading of such securities, and fluctuations in the trading price of such securities;

•	the Company’s ability to anticipate and respond to industry trends and customer requirements;

•	changes in the Company’s current and future target markets;

•	intellectual property risks;

•	the Company’s ability to compete successfully;

•	market opportunity and market demand for, and acceptance of, the Company’s products and technology, as well as the customer products into which the Company’s products and technology are incorporated;

•	risks related to international operations;

•	risks related to cybersecurity, privacy, and infrastructure;

•	risks related to financial and accounting matters;

•	general economic, financial, legal, political, and business conditions and changes in domestic and foreign markets;

•

the Company’s ability to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitability, and retain key employees;

•	costs associated with the Business Combination;

•	the Company’s ability to raise financing in the future;

•	the Company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following completion of the Business Combination;

•	the Company’s estimates regarding expenses, future revenues, capital requirements, and needs for additional financing;

•	the Company’s future financial performance;

•	the Company’s ability to develop and maintain effective internal controls;

•	the ability of the Company to expand or maintain its existing customer base;

•	the effect of global economic conditions or political transitions on the Company’s customers and their ability to continue to purchase the Company’s products;

•	the impacts of COVID-19 on the Company, its customers and suppliers, its target markets, and the economy;

•	changes adversely affecting the businesses or markets in which the Company is engaged; and

•	other factors described in the section titled “Risk Factors” beginning on page 59 of the Proxy Statement and in other documents the Company files with the SEC in the future.

Business

The business of Pathfinder and Movella prior to the Business Combination are described in the Proxy Statement in the sections titled “Information About Pathfinder” beginning on page 254 of the Proxy Statement, and “Information About Movella” beginning on page 283 of the Proxy Statement, which are incorporated herein by reference.

Risk Factors

The risks associated with New Movella’s business as set forth in the Proxy Statement in the section titled “Risk Factors” beginning on page 59 of the Proxy Statement are incorporated herein by reference.

Financial Information

Audited and Unaudited Financial Information

The audited consolidated financial statements of Movella as of and for the years ended December 31, 2021 and 2020 are incorporated by reference from the audited consolidated financial statements on pages F-50 through F-104 of the Proxy Statement.

The unaudited condensed consolidated financial statements of Movella as of and for the nine months ended September 30, 2022 and 2021 are incorporated by reference from the unaudited condensed consolidated financial statements on pages F-105 through F-140 of the Proxy Statement.

Such unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and pursuant to the regulations of the SEC. The unaudited condensed consolidated financial information reflects, in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of Movella’s financial position, results of operations and cash flows for the periods indicated. The results reported for the interim period presented are not necessarily indicative of results that may be expected for the full year.

These unaudited condensed consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements of Movella as of and for the years ended December 31, 2021 and 2020 and the related notes thereto included in the Proxy Statement, and the sections titled “Movella’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 303 of the Proxy Statement, which are incorporated herein by reference.

Unaudited Pro Forma Condensed Consolidated Combined Financial Information

The disclosure set forth in Item 9.01(b) of this Current Report concerning the financial information of New Movella is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The disclosure set forth in Item 9.01 of this Current Report concerning the financial information of Movella is incorporated herein by reference. In addition, the disclosures contained in the Proxy Statement in the section titled “Movella’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 303 of the Proxy Statement is incorporated herein by reference.

Properties

The disclosure contained in the Proxy Statement in the section titled “Information About Movella—Movella Organization— Facilities” beginning on page 297 of the Proxy Statement is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of New Movella Common Stock immediately following the Business Combination by:

•	each person who is known by the Company to be the beneficial owner of more than 5% of New Movella Common Stock;

•	each of the Company’s current executive officers and directors; and

•	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under these rules, beneficial ownership also includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options, within 60 days. The beneficial ownership percentages below are based on approximately 50,877,511 shares of New Movella Common Stock issued and outstanding as of February 10, 2023 after the Closing and do not take into account shares issuable upon the exercise of warrants to purchase up to approximately 10,750,000 shares of New Movella Common Stock that remain outstanding after the Closing.

Unless otherwise indicated, and subject to applicable community property laws, the Company believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them. Unless otherwise noted, the business address for the directors, executive officers, and 5% holders of the Company is Suite 110, 3535 Executive Terminal Drive, Henderson, NV 89052.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage
Directors and Executive Officers:
Ben A. Lee (2)	1,541,639	3.0%
Stephen Smith (3)	146,610	*
Boele de Bie (4)	58,542	*
Wen Hsieh	—	—
Stuart Huizinga (6)	34,616	*
Brent Lang (6)	34,616	*
Patricia Ross (6)	34,616	*
Eric Salzman	—	—
David Chung (7)	4,025,000	7.9%
All Directors and Executive Officers of New Movella as a group (9 individuals)	5,875,639	11.5%
5% Holders:
Pathfinder Acquisition LLC (8)	4,025,000	7.9%
FP Credit Partners, L.P. (1)	8,500,000	16.7%
KPCB Holdings, Inc. (5)	5,189,014	10.2%
Gamnat Pte Ltd (9)	4,110,809	8.1%
TSMC Partners, Ltd. (10)	3,095,359	6.1%
Columbia Seligman Communications and Information Fund (11)	3,263,392	6.4%

*	Less than 1%
(1)

Consists of (i) 7,500,000 shares of New Movella Common Stock that were issued to the FP Purchasers pursuant to the FP Private Placement and (ii) 1,000,000 shares of New Movella Common Stock that were issued to the FP Purchasers pursuant to the Equity Grant. The business address of FP Credit Partners, L.P. is 1114 Avenue of the Americas, 15th Floor New York, NY 10036. Scott Eisenberg, the managing director of FP Credit Partners GP II Management, LLC, the general partner of each of the FP Purchasers, exercises shared voting and dispositive control over the shares held by the FP Purchasers. Mr. Eisenberg disclaims beneficial ownership of all shares held by the FP Purchasers except to the extent of his pecuniary interest therein. Pursuant to the VLN Facility, New Movella has the right, subject to certain exceptions, to cause the FP Purchasers to sell all or a portion of the FP Shares at any time at its sole discretion over the life of the VLN Facility, and a percentage of the proceeds (which percentage is a function of when proceeds are generated, based on a predetermined schedule with a sliding scale) of any such sale shall be applied as a credit against the scheduled contractual return of the VLN Facility upon repayment or refinancing event.

(2)	Consists of (i) 1,012,010 shares of New Movella Common Stock and (ii) 529,629 shares of New Movella Common Stock subject to stock options exercisable within 60 days of February 10, 2023.
(3)	Consists of 146,610 shares of New Movella Common Stock subject to stock options exercisable within 60 days of February 10, 2023.
(4)	Consists of 58,542 shares of New Movella Common Stock subject to stock options exercisable within 60 days of February 10, 2023.
(5)

Consists of 5,189,014 shares of New Movella Common Stock held by Kleiner Perkins Caufield & Byers XIII, LLC (“KPCB XIII”). All shares are held for convenience in the name of “KPCB Holdings, Inc., as nominee” for the accounts of such entity. The managing member of KPCB XIII is KPCB XIII Associates, LLC (“KPCB XIII Associates”). L. John Doerr, Raymond J. Lane, Theodore E. Schlein and Brook H. Byers, the managing members of KPCB XIII Associates, exercise shared voting and dispositive control over the shares held by KPCB XIII. Such managing members disclaim beneficial ownership of all shares held by KPCB XIII except to the extent of their pecuniary interest therein. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is c/o Kleiner Perkins Caufield & Byers, LLC, 2750 Sand Hill Road, Menlo Park, CA 94025.

(6)	Consists of 34,616 shares of New Movella Common Stock subject to stock options exercisable within 60 days of February 10, 2023.
(7)

Consists of 4,025,000 shares of New Movella Common Stock held by Pathfinder Acquisition LLC (the “Sponsor”). Mr. Chung serves as the Managing Member of the Sponsor and may be deemed to exercise shared voting and dispositive control over the shares held by the Sponsor. Mr. Chung disclaims beneficial ownership of all shares held by the Sponsor except to the extent of his pecuniary interest therein.

(8)	The business address for the Sponsor is c/o Pathfinder, 1950 University Avenue, Suite 350, Palo Alto, CA 94303.
(9)

Gamnat Pte Ltd. shares the power to vote and the power to dispose of these shares with GIC Asset Management Pte. Ltd. (“GAM”) and GIC Pte. Ltd. (“GIC”), both of which are private limited companies incorporated in Singapore. GAM is wholly owned by GIC and is the public equity investment arm of GIC. GIC is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these shares. The business address of this shareholder is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

(10)

FANG Shu-Hua and HUANG Jen-Chau are directors of TSMC Partners, Ltd. (“TPL”) and exercise jointly voting and dispositive control over the shares held by TPL. The business address of TPL is Portcullis Chambers, 4th Floor, Ellen Skelton Building, 3076 Sir Francis Drake Highway, Road Town, Tortola, British Virgin Island VG1110.

(11)

Columbia Management Investment Advisers, LLC (“CMIA”) is the investment manager of Columbia Seligman Technology and Information Fund (the “Columbia Fund”) and therefore exercises voting and dispositive control over the shares held by Columbia. Paul Wick is portfolio manager of the Columbia Fund and therefore may be deemed to exercise ultimate investment power of the securities held by the Columbia Fund. Such individual disclaims beneficial ownership of all shares held by the Columbia Fund except to the extent of their pecuniary interest therein. The business address of the Columbia Fund is 290 Congress Street, Boston, MA 02210.

Directors and Executive Officers

General

The disclosures concerning the executive officers and directors of the Company included in the Proxy Statement in the sections titled “Management of New Movella After the Business Combination” beginning on page 347 of the Proxy Statement and “Movella’s Executive Compensation” beginning on page 337 of the Proxy Statement, and in Item 5.02 of this Current Report are incorporated herein by reference.

Effective immediately prior to the Effective Time, each of Rich Lawson, Lindsay Sharma, Steve Young, Hans Swildens, Steven Walske, Omar Johnson and Paul Weiskopf resigned from the Pathfinder board of directors (and any committees thereof).

The following table sets forth certain information regarding the Company’s directors and executive officers effective upon the Closing:

Name	Age	Position
Executive Officers
Ben A. Lee	57	President, Chief Executive Officer, Director
Stephen Smith	64	Chief Financial Officer
Boele de Bie	61	Chief Operating Officer

Non-Employee Directors
Wen Hsieh (1)	49	Director
Stuart Huizinga (2)	60	Director
Brent Lang (1) (2) (3)	55	Director
Patricia Ross (1) (2) (3)	58	Director
David Chung	55	Director
Eric Salzman	55	Director

(1)	Member of the compensation committee.
(2)	Member of the audit committee.
(3)	Member of the nominating and corporate governance committee.

Directors

In connection with the Closing, the size of the New Movella Board was decreased from eight members to seven members. Effective immediately prior to the Effective Time, each of Rich Lawson, Lindsay Sharma, Steve Young, Hans Swildens, Steven Walske, Omar Johnson and Paul Weiskopf resigned from the Pathfinder board of directors (and any committees thereof). Mr. David Chung served as a director of Pathfinder prior to the Closing and was appointed as a director of the Company after Closing. Effective upon the Closing, the following individuals were appointed to the New Movella Board:

Ben A. Lee

Wen Hsieh

Stuart Huizinga

Brent Lang

Patricia Ross

David Chung

Eric Salzman

Effective upon the Closing, the New Movella Board was divided into three classes, Class I, Class II, and Class III, with members of each class serving staggered three-year terms. The New Movella Board was divided into the following classes:

•	Class I, which consists of Mr. Wen Hsieh and Ms. Patricia Ross, whose terms will expire at New Movella’s first annual meeting of stockholders held after the consummation of the Business Combination;

•

Class II, which consists of Mr. David Chung and Mr. Eric Salzman, whose terms will expire at New Movella’s second annual meeting of stockholders held after the consummation of the Business Combination; and

•

Class III, which consists of Mr. Ben A. Lee, Mr. Stuart Huizinga and Mr. Brent Lang, whose terms will expire at New Movella’s third annual meeting of stockholders held after the consummation of the Business Combination.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified.

Director Independence and Board Committees

The New Movella Board determined that each of the directors on the New Movella Board other than Mr. Ben A. Lee and Mr. David Chung qualifies as an independent director, as defined under the listing rules of Nasdaq (the “Nasdaq listing rules”), and the New Movella Board consists of a majority of “independent directors,” as defined under the rules of the SEC and the Nasdaq listing rules relating to director independence requirements. In addition, the Company is subject to the rules of the SEC and the Nasdaq listing rules relating to the membership, qualifications, and operations of the audit committee, nominating and corporate governance committee, and compensation committee, as discussed below.

In connection with the Closing, the Company established an audit committee, a compensation committee and a nominating and governance committee of the New Movella Board. The audit committee consists of Mr. Stuart Huizinga, Mr. Brent Lang, and Ms. Patricia Ross, with Mr. Stuart Huizinga serving as chair. Mr. Stuart Huizinga qualifies as an audit committee financial expert, as such term is defined in Item 407(d)(5) of Regulation S-K. The compensation committee consists of Mr. Wen Hsieh, Ms. Patricia Ross, and Mr. Brent Lang, with Mr. Brent Lang serving as chair. The nominating and corporate governance committee consists of Ms. Patricia Ross and Mr. Brent Lang, with Ms. Patricia Ross serving as chair.

The biographical information concerning the directors of the Company included in the Proxy Statement in the section titled “Management of New Movella After the Business Combination” beginning on page 347 of the Proxy Statement is incorporated herein by reference.

Executive Officers

Effective upon the Closing, in connection with the Business Combination, the New Movella Board appointed Mr. Ben A. Lee to serve as the Company’s President and Chief Executive Officer, Mr. Stephen Smith to serve as the Company’s Chief Financial Officer, and Mr. Boele de Bie to serve as the Company’s Chief Operating Officer. The biographical information concerning the executive officers of the Company included in the Proxy Statement in the section titled “Management of New Movella After the Business Combination” beginning on page 347 of the Proxy Statement is incorporated herein by reference.

Compensation Committee Interlocks and Insider Participation

The disclosure contained in the Proxy Statement under the section titled “Management of New Movella After the Business Combination-Compensation Committee Interlocks and Insider Participation” beginning on page 357 of the Proxy Statement is incorporated herein by reference.

Executive Compensation

The disclosures contained in the Proxy Statement in the sections titled “Movella’s Executive Compensation” beginning on page 337 of the Proxy Statement and “Movella’s Executive Compensation—Director Compensation” beginning on page 340 of the Proxy Statement, and in Item 5.02 of this Current Report are incorporated herein by reference.

Director and Executive Compensation Prior to the Business Combination

The description of the compensation of the directors and named executive officers of Movella prior the consummation of the Business Combination set forth in the Proxy Statement in the sections titled “Movella’s Executive Compensation” beginning on page 337 of the Proxy Statement and “Movella’s Executive Compensation-Director Compensation” beginning on page 340 of the Proxy Statement is incorporated herein by reference.

Named Executive Officer Compensation

The following tables and accompanying narrative set forth information about the 2022 compensation provided to Movella’s principal executive officer and the two most highly compensated executive officers (other than Movella’s principal executive officer) who were serving as executive officers as of December 31, 2022. These executive officers were Mr. Ben A. Lee, Movella’s Chief Executive Officer, Mr. Stephen Smith, Movella’s Chief Financial Officer, and Mr. Boele de Bie, Movella’s Chief Operating Officer, and we refer to them in this section as our “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Nonequity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Ben Lee	2022	$353,375	—	$80,921	$33,635	$467,931
Chief Executive Officer	2021	$330,000	—	$80,916	$33,876	$444,792

Stephen Smith(4)	2022	$270,000	—	—	$23,774	$293,774
Chief Financial Officer	2021	$66,462	$434,688	—	$4,144	$505,294

Boele de Bie	2022	$218,313	—	$43,350	$10,429	$272,092
Chief Operating Officer	2021	$225,657	$103,645	$34,277	$43,531	$407,110

(1)

Amounts represent the aggregate grant date fair value of the stock options awarded to the named executive officer during 2021 in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 2 of the notes to Movella’s financial statements included in the Proxy Statement. Such grant date fair market value does not take into account any estimated forfeitures related to service-vesting conditions.

(2)

The amounts in this column represent annual bonuses earned by each named executive officer in the year in question, and paid in the subsequent year, based on the attainment of individual and company performance metrics as determined by the board of directors in its discretion.

(3)	Includes any cell phone reimbursement, pension contributions, employer-paid health insurance, and employer-paid lodging.
(4)	Mr. Smith commenced employment with us in October 2021 and his 2021 reported salary reflects only the amounts paid between his date of hire and December 31, 2021.

Employment Agreements

The description of the compensation of the named executive officers and directors of the Company following the Closing is set forth in Item 5.02(e) of this Current Report and in the Proxy Statement in the sections titled “Movella’s Executive Compensation-Named Executive Officer Compensation” beginning on page 337 of the Proxy Statement and “Movella’s Executive Compensation-Director Compensation” beginning on page 340 of the Proxy Statement, which are incorporated herein by reference.

Equity Plans

Additional information regarding the terms of the 2022 Plan is set forth in the Proxy Statement in the section titled “Proposal No. 6-Stock Incentive Plan Proposal” beginning on page 207 of the Proxy Statement, which is incorporated herein by reference. That summary and the foregoing description of the 2022 Plan do not purport to be complete and are qualified in their entirety by reference to the text of the 2022 Plan, a copy of which is attached as Exhibit 10.2 hereto, which is incorporated herein by reference.

Additional information regarding the ESPP is set forth in the Proxy Statement in the section titled “Proposal No. 7- ESPP Proposal” beginning on page 214 of the Proxy Statement, which is incorporated herein by reference. That summary and the foregoing description of the ESPP do not purport to be complete and are qualified in their entirety by reference to the text of the ESPP, a copy of which is attached as Exhibit 10.3 hereto, which is incorporated herein by reference.

Outstanding Equity Awards at Year-End

The following table sets forth each of our named executive officer’s outstanding Movella equity awards as of December 31, 2022, which share numbers and exercise prices are shown on a pre-conversion basis.

			Option Awards
			Number of Securities Underlying Unexercised Options
Name	Grant Date		Exercisable (#)	Unexercisable (#)	Exercise Price ($)	Expiration Date
Ben Lee	6/5/2014		722,384	0	$0.37	6/4/2024
	12/11/2014		12,000	0	$0.30	12/10/2024
	12/3/2020	*(1)	633,672	573,750	$0.93	12/2/2030
Stephen Smith	10/21/2021	*(2)	233,333	566,667	$1.58	10/20/2031
Boele de Bie	1/25/2018	(3)	245,833	4,167	$0.76	1/24/2028
	4/22/2021	*(4)	104,166	145,834	$0.93	4/21/2031

*

Option is subject to double-trigger acceleration such that 50% of the unvested portion of the option shall vest upon the holder’s involuntarily termination for reasons other than cause within the 12 months following a deemed liquidation event (as defined in our restated certification of incorporation, as amended from time to time).

(1)	Option vests in equal monthly installments over a 48-month period beginning on June 3, 2020.
(2)	25% of the option vests on October 4, 2022, with the remaining 75% vesting in equal monthly installments thereafter for 36 months.
(3)	20% of the option vested on January 1, 2019, with the remaining 80% vesting in equal monthly installments thereafter for 48 months.
(4)	Option vests in equal monthly installments over a 48-month period beginning on April 22, 2021.

Director Compensation

Additional information regarding the terms of the Non-Employee Director Compensation Policy is set forth in the Proxy Statement in the section titled “Movella’s Executive Compensation—Director Compensation” beginning on page 340 of the Proxy Statement, which is incorporated herein by reference. A description of the compensation of the directors of the Company following the Closing is set forth in Item 5.02 of this Current Report and is incorporated herein by reference. Those disclosures, including the description of the Non-Employee Director Compensation Policy, do not purport to be complete and are qualified in their entirety by reference to the text of the Non-Employee Director Compensation Policy, a copy of which is attached as Exhibit 10.17 hereto, which is incorporated herein by reference

2022 Director Compensation

The table below summarizes the compensation of each person serving as a non-employee director in the year ending on December 31, 2022.

Name	Fees Earned or Paid in Cash ($)(1)	All Other Compensation ($)	Total ($)
Stuart Huizinga	—	—	—
Brent Lang	—	—	—
Patricia Ross	—	—	—
Weijie Yun	—	6,000	6,000
Joe Zhou	—	—	—
Wen Hsieh	—	—	—

(1)	Our directors did not receive any cash compensation for their service on our board in 2022.

The following table summarizes the equity awards outstanding on December 31, 2022, for each non-employee director, which share numbers are shown on a pre-conversion basis:

Name	Option Awards (#)
Stuart Huizinga	200,000
Brent Lang	200,000
Patricia Ross	200,000
Weijie Yun	200,000

Indemnification Agreements

The description of the form of indemnification agreement approved by the Company in connection with the Closing under Item 1.01 of this Current Report under the heading “Indemnification Agreements” is incorporated herein by reference. The description of the form of indemnification agreement does not purport to be complete and is qualified in its entirety by reference to the text of the form of indemnification agreement, a copy of which is attached as Exhibit 10.1 hereto, which is incorporated herein by reference.

Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Person Transactions—Movella

Certain relationships and related person transactions with respect to Movella are described in the Proxy Statement in the section entitled “Certain Relationships and Related Person Transactions—Movella” beginning on page 361 thereof and is incorporated herein by reference. In addition, the following information regarding certain relationships and related person transactions has been updated since the filing of the Proxy Statement:

Shareholder Rights Agreement

The disclosure set forth in the “Introductory Note” above relating to the Shareholder Rights Agreement is incorporated herein by reference.

Kinduct Term Loan Payable

On December 31, 2020, Kinduct entered into a short-term loan payable with the principal amount of $352,000 due to its general manager. The interest rate is set at the Bank of Canada prime rate + 1.5% of the principal amount outstanding, calculated daily and payable monthly in arrears. The short-term loan is recorded as a current portion of long-term debt on Movella’s consolidated balance sheet as of December 31, 2020. Movella repaid the outstanding principal and accrued interest in February 2021.

March 2022 Convertible Notes

At various points throughout March 2022, Movella agreed to exchange $1.1 million of deferred consideration owed to related parties for the Kinduct acquisition into $1.1 million of convertible notes. Movella also issued $4.9 million of convertible notes of the same series to certain related parties. The convertible notes bear interest at 6% per annum and matured at the Effective Time in connection with the Business Combination, at which point they converted into shares of Movella Common Stock at a conversion rate of $4.79 per share immediately prior to the Merger. These notes were classified as convertible notes, net related party, in the unaudited condensed consolidated balance sheet as of September 30, 2022.

Investor Agreements of Legacy Holders

Movella previously entered into an amended and restated investors’ rights agreement, an amended and restated voting agreement, and an amended and restated right of first refusal and co-sale agreement with certain holders of Movella’s legacy preferred stock, including KPCB, Keytone, IC Fund, Axess II Holdings, and GIC, all of which are beneficial holders of more than 5% of Movella’s capital stock or are entities with which certain of Movella’s directors are affiliated. These agreements were terminated in connection with the Business Combination and superseded by the Shareholder Rights Agreement.

TSMC

TSMC Partners, Ltd. or the TSMC Fund, own approximately 6.1% of New Movella Common Stock. TSMC, who was Movella’s third-party foundry for the now-discontinued MEMS business, historically manufactured 100% of Movella’s MEMS products, and supplied substantially all of Movella’s wafers required in the manufacturing process of the now-discontinued MEMS business. In the year ended December 31, 2021, Movella purchased an aggregate of $30,000 in wafers from TSMC.

FP Financing

The disclosures set forth in the “Introductory Note” above relating to the Subscription Agreement, the Equity Grant Agreement, the Shareholder Rights Agreement, and the FP Voting Agreement, and under Item 1.01 of this Current Report under the sections titled “Note Purchase Agreement” and “FP Voting Agreement” are incorporated herein by reference.

Policies and Procedures for Related Person Transactions

On the Closing Date, the New Movella Board adopted a formal written policy effective upon the completion of the Business Combination providing that New Movella’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of New Movella’s Common Stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with New Movella without the approval of New Movella’s nominating and corporate governance committee, subject to certain exceptions.

Indemnification of Directors and Officers

The Company’s Amended and Restated Bylaws (“Bylaws”) provide that the Company will indemnify its directors and officers to the fullest extent permitted by the DGCL. In addition, the Company’s Certificate of Incorporation (“Charter”) provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

The disclosures contained in the Proxy Statement in the section titled “Management of New Movella After the Business Combination” beginning on page 347 of the Proxy Statement, and under the section titled “Director Independence and Board

Committees” above are incorporated herein by reference. In addition, the disclosure under Item 1.01 of this Current Report under the section titled “Indemnification Agreements” is incorporated herein by reference. Those disclosures and the description of the form of indemnification agreement do not purport to be complete and are qualified in their entirety by reference to the text of the form of indemnification agreement, a copy of which is attached as Exhibit 10.1 hereto, which is incorporated herein by reference.

Certain Relationships and Related Person Transactions—Pathfinder

Certain relationships and related person transactions with respect to Pathfinder are described in the Proxy Statement in the section entitled “Certain Relationships and Related Person Transactions—Pathfinder” beginning on page 359 thereof and is incorporated herein by reference. In addition, the following information regarding certain relationships and related person transactions has been updated since the filing of the Proxy Statement:

Related Party Loans

On December 23, 2020, the Sponsor agreed to loan Pathfinder up to $300,000 to be used for the payment of costs related to the initial public offering pursuant to a promissory note. The promissory note was non-interest bearing, unsecured and due upon the closing of the initial public offering. Prior to the closing of the initial public offering, Pathfinder had borrowed approximately $129,000 under the promissory note. The promissory note was fully repaid on February 19, 2021.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of Pathfinder’s officers and directors will loan Pathfinder working capital loans (the “Working Capital Loans”). If Pathfinder completes a business combination, Pathfinder may repay the Working Capital Loans out of the proceeds of the trust account released to Pathfinder. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the trust account. In the event that an initial business combination does not close, Pathfinder may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $2.00 per warrant. The warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of January 31, 2023, the Company had no outstanding borrowings under a Working Capital Loan.

On July 15, 2021, Pathfinder issued an unsecured promissory note to the Sponsor, providing for borrowings by Pathfinder in an aggregate principal amount of up to $500,000. On May 24, 2022, Pathfinder and the Sponsor entered into the Amended and Restated Working Capital Note to allow for borrowings from time to time of an additional $250,000 (or up to $750,000 in the aggregate). On October 3, 2022, in connection with entering into the Business Combination Agreement, Pathfinder and the Sponsor entered into the Second Amended and Restated Working Capital Note (the “Working Capital Note”) to allow for borrowings from time to time of an additional $500,000 (or up to $1,250,000 in the aggregate). The Working Capital Note was issued to allow for borrowings from time to time by Pathfinder for working capital expenses. The Working Capital Note (i) bears no interest, (ii) is due and payable upon the earlier of (a) April 30, 2023 and (b) the date that Pathfinder consummates an initial business combination and (iii) may be prepaid at any time. Unlike the Working Capital Loans discussed above, the Working Capital Note may not be converted to warrants of the post Business Combination entity. As of January 31, 2023, there was $1.25 million outstanding under the Working Capital Note.

Legal Proceedings

The disclosures contained in the Proxy Statement in the section titled “Information About Movella—Legal Proceedings” beginning on page 302 of the Proxy Statement are incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters

New Movella Common Stock and warrants began trading on the Nasdaq under the symbols “MVLA” and “MVLAW”, respectively, on February 13, 2023. The disclosures in the Proxy Statement in the sections titled “Risk Factors—Risks Related to the Business Combination and Pathfinder—Nasdaq may not list New Movella’s securities on its exchange, which could limit investors’ ability to make transactions in New Movella’s securities and subject New Movella to additional trading restrictions” on page 78 of the Proxy Statement and “Risk Factors— Risks Related to Being a Public Company After the Business Combination— We will incur increased costs and become subject to additional regulations and requirements as a result of becoming a public company, which could have a material adverse effect on our business, financial condition, and results of operations, and make it more difficult to run our business or divert management’s attention from our business” on page 120 of the Proxy Statement are incorporated herein by reference.

The information in the section titled “Market Information and Dividends on Securities” beginning on page 386 of the Proxy Statement is incorporated herein by reference. Additional information regarding holders of the Company’s securities is set forth in the section titled “Description of Registrant’s Securities to be Registered” below, which is incorporated herein by reference.

The Company has not paid any cash dividends on New Movella Common Stock to date, and there are no current plans to pay cash dividends on New Movella Common Stock. The declaration, amount and payment of any future dividends will be at the sole discretion of the New Movella Board.

The Company estimates that, as of February 10, 2023, following the consummation of the Business Combination, there were approximately 154 registered holders of New Movella Common Stock and approximately two registered holders of the Company’s warrants.

Recent Sales of Unregistered Securities

The disclosure set forth under the “Introductory Note” relating the issuance of shares of New Movella Common Stock to the FP Purchasers in the Equity Grant and the FP Private Placement is incorporated herein by reference.

Description of Registrant’s Securities to be Registered

The description of the Company’s securities contained in the Proxy Statement in the sections titled “Description of New Movella Securities” beginning on page 368 of the Proxy Statement and “Comparison of Corporate Governance and Shareholder Rights” beginning on page 365 of the Proxy Statement is incorporated herein by reference.

Indemnification of Directors and Officers

The disclosure contained in the Proxy Statement in the section titled “Management of New Movella After the Business Combination—Limitation on Liability and Indemnification of Directors and Officers” beginning on page 357 of the Proxy Statement is incorporated herein by reference. In addition, the disclosure under Item 1.01 of this Current Report under the section titled “Indemnification Agreements” is incorporated herein by reference. Those disclosures and the description of the form of indemnification agreement do not purport to be complete and are qualified in their entirety by reference to the text of the form of indemnification agreement, a copy of which is attached as Exhibit 10.1 hereto, which is incorporated herein by reference.

Financial Statements and Supplementary Data

The disclosure set forth under Item 9.01 of this Current Report is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The disclosure set forth under Item 4.01 of this Current Report is incorporated herein by reference.

Financial Statements and Exhibits

The disclosure set forth under “Exhibits” and Item 9.01 of this Current Report is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

FP Private Placement

The disclosure set forth under the “Introductory Note” relating to the issuance of shares of New Movella Common Stock to the FP Purchasers in the FP Private Placement is incorporated herein by reference.

Equity Grant

The disclosure set forth under the “Introductory Note” relating to the issuance of shares of New Movella Common Stock to the FP Purchasers in the Equity Grant is incorporated herein by reference.

Item 3.03. Material Modification to Rights of Security Holders.

Company Certificate of Incorporation and Bylaws

On February 10, 2023, in connection with the Domestication, the Charter and the Company’s Bylaws became effective.

The disclosure contained in the Proxy Statement in the sections titled “Description of New Movella Securities” beginning on page 368 of the Proxy Statement and “Comparison of Corporate Governance and Shareholder Rights” beginning on page 365 of the Proxy Statement is incorporated herein by reference.

This summary does not purport to be complete and is qualified in its entirety by reference to the text of the Charter and the Bylaws, copies of which are attached as Exhibits 3.1 and 3.2, respectively, hereto, which is incorporated herein by reference.

Item 4.01. Changes in Registrant’s Certifying Accountant.

On February 10, 2023, Pathfinder and Movella consummated the Business Combination, as a result of which Movella became a wholly owned subsidiary of the Company, and the Company became the holding company listed on Nasdaq.

On February 10, 2023, the audit committee of the New Movella Board approved the engagement of RSM US LLP (“RSM”) as the independent registered public accounting firm of the Company and its subsidiaries in connection with the Company’s consolidated financial statements for the year ended December 31, 2023. RSM currently also serves as the independent registered public accounting firm of Movella. Accordingly, WithumSmith+Brown, PC (“Withum”), Pathfinder’s independent registered public accounting firm prior to the closing of the Business Combination, was informed that it would be dismissed as Pathfinder’s independent registered public accounting firm effective as of February 10, 2023.

The audit reports of Withum included in the financial statements of Pathfinder as of December 31, 2021 and 2020 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2021 and 2020, there were no disagreements (as defined in Item 304(a)(iv) of Regulation S-K) between Pathfinder and Withum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreements in its reports on Pathfinder’s financial statements for such period.

During the years ended December 31, 2021 and 2020, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the years ended December 31, 2021 and 2020, neither Pathfinder nor anyone on its behalf consulted RSM regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Pathfinder’s financial statements, and neither a written report nor oral advice was provided to Pathfinder that RSM concluded was an important factor considered by Pathfinder in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” or a “reportable event,” as defined in Items 304(a)(1)(iv) and 304(a)(1)(v) of Regulation S-K, respectively.

The Company has provided Withum with a copy of the foregoing disclosures and has requested that Withum furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the statements set forth above and, if not, stating the respects in which it does not agree. A copy of Withum’s letter, dated February 10, 2023, is filed as Exhibit 16.1 to this Current Report.

Item 5.01. Changes in Control of Registrant.

The disclosure in the Proxy Statement in the section titled “Proposal No. 1 - Business Combination Proposal” beginning on page 138 of the Proxy Statement is incorporated herein by reference. Further, the disclosure contained in the “Introductory Note” and Item 2.01 of this Current Report is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in the section titled “Form 10 Information” under the captions “Directors and Executive Officers” and “Certain Relationships and Related Transactions, and Director Independence” in Item 2.01 of this Current Report is incorporated herein by reference. The disclosure set forth in the Proxy Statement in the section titled “Management of New Movella After the Business Combination” beginning on page 347 of the Proxy Statement is incorporated herein by reference.

2022 Stock Incentive Plan

On October 3, 2022, Pathfinder’s board of directors approved and adopted, subject to shareholder approval, the Movella Holdings Inc. 2022 Stock Incentive Plan (the “2022 Plan”). The 2022 Plan was approved by the requisite shareholders on February 8, 2023 and became effective upon the closing of the Business Combination. In connection with the 2022 Plan becoming effective, no further grants will be made under Movella’s 2009 Equity Incentive Plan (the “2009 Plan”) or Movella’s 2019 Equity Incentive Plan (the “2019 Plan” and, collectively with the 2009 Plan, the “Predecessor Plans”).

The purpose of the 2022 Plan is to enhance New Movella’s ability to attract, retain, incentivize, reward, and motivate persons who make (or are expected to make) important contributions by providing such individuals with equity ownership opportunities and/or equity-linked compensatory opportunities.

The employees, consultants and directors of New Movella and its subsidiaries will be eligible to receive awards under the 2022 Plan. As of December 31, 2022, approximately 249 individuals would have been eligible to participate in the 2022 Plan if the plan were then in effect. The 2022 Plan will be administered by the compensation committee of the New Movella Board or by the New Movella Board acting as the compensation committee, each of which may delegate its duties and responsibilities to committees of New Movella’s directors and/or officers (referred to collectively as the “plan administrator” below), subject to certain limitations that may be imposed under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and/or stock exchange rules, as applicable. Subject to the limitations set forth in the 2022 Plan, the compensation committee will have the authority to determine, among other things, to whom awards will be granted, the number of shares subject to awards, the term during which an option or stock appreciation right may be exercised and the rate at which the awards may vest or be earned, including any performance criteria to which they may be subject. The plan administrator also will have the authority to determine the consideration and methodology of payment for awards. To the extent permitted by applicable law, the plan administrator may also authorize one or more officers of New Movella to designate employees, other than officers under Section 16 of the Exchange Act, to receive awards and/or to determine the number of such awards to be received by such persons subject to a maximum total number of awards.

The aggregate number of shares of New Movella Common Stock that may be issued pursuant to stock awards under the 2022 Plan will not exceed the sum of (w) 6,105,301 shares (as adjusted for stock splits, stock dividends, combinations, and the like), plus (x) any shares underlying outstanding awards under the Predecessor Plans that are cancelled in exchange for an option under the 2022 Plan and that are subsequently forfeited or terminated for any reason before being exercised or becoming vested, not issued because an award is settled in cash, or withheld or reacquired to satisfy the applicable exercise, or purchase price, or a tax withholding obligation, plus (y) the number of shares which, but for the termination of the 2019 Plan immediately prior to the completion of the offering, were reserved under the 2019 Plan but not at such time issued or subject to outstanding awards under the 2019 Plan, plus (z) an annual increase on the first day of each calendar year, for a period of not more than 10 years, beginning on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to (i) 5% of outstanding shares on the last day of the immediately preceding calendar year or (ii) such lesser amount (including zero) that the compensation committee (as defined below) determines for purposes of the annual increase for that calendar year.

If restricted shares or shares issued upon the exercise of options are forfeited, then such shares will again become available for awards under the 2022 Plan. If stock units, options, or stock appreciation rights are forfeited or terminate for any reason before being exercised or settled, or an award is settled in cash without the delivery of shares to the holder, then the corresponding shares will again become available for awards under the 2022 Plan. Any shares withheld to satisfy the exercise price or tax withholding obligation pursuant to any award of options or stock appreciation rights will again become available for awards under the 2022 Plan. If stock units or stock appreciation rights are settled, then only the number of shares (if any) actually issued in settlement of such stock units or stock appreciation rights will reduce the number of shares available under the 2022 Plan, and the balance (including any shares withheld to cover taxes) will again become available for awards under the 2022 Plan.

Shares issued under the 2022 Plan will be authorized but unissued shares, treasury shares, or previously issued shares. As of the date hereof, no awards have been granted and no shares of our common stock have been issued under the 2022 Plan.

Awards granted under the 2022 Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction, such as a merger, combination, consolidation, or acquisition of property or shares will not reduce the number of shares authorized for grant under the 2022 Plan. The sum of (i) the grant date fair value for financial reporting purposes of any awards granted during any calendar year under the 2022 Plan to an outside director as compensation for services as an outside director and (ii) any cash fees paid by New Movella to such outside director during such calendar year for service on the New Movella Board, may not exceed $750,000 (other than in the calendar year in which the outside director commences service).

The 2022 Plan provides for the grant of stock options, including incentive stock options (“ISOs”) and non-qualified stock options, restricted share awards, stock unit awards, stock appreciation rights, other stock-based awards, cash-based awards, and performance-based stock awards (collectively, “stock awards”). ISOs may be granted only to New Movella’s employees, including officers, and the employees of New Movella’s parent or subsidiaries. All other stock awards may be granted to the employees, officers, non-employee directors, and consultants of New Movella and its parent, subsidiaries, and affiliates. Certain awards under the 2022 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which may impose additional requirements on the terms and conditions of such awards. All awards under the 2022 Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards, other than cash-based awards, will generally be settled in New Movella Common Stock, but the plan administrator may provide for cash settlement of any award.

No award may be granted pursuant to the 2022 Plan after the tenth anniversary of October 3, 2022, the date on which the Pathfinder board of directors adopted the 2022 Plan.

Additional information regarding the terms of the 2022 Plan is set forth in the Proxy Statement in the section titled “Proposal No. 6 - Stock Incentive Plan Proposal” beginning on page 207 of the Proxy Statement, which is incorporated herein by reference. That summary and the foregoing description of the 2022 Plan do not purport to be complete and are qualified in their entirety by reference to the text of the 2022 Plan, a copy of which is attached as Exhibit 10.2 hereto, which is incorporated herein by reference.

2022 Employee Stock Purchase Plan

On October 3, 2022, Pathfinder’s board of directors approved and adopted, subject to shareholder approval, the Movella Holdings Inc. 2022 Employee Stock Purchase Plan (the “ESPP”). The ESPP was approved by the requisite stockholders on February 8, 2023 and became effective upon the closing of the Business Combination. Under the ESPP, New Movella will be authorized to provide eligible employees with an opportunity to request payroll deductions to purchase a number of New Movella shares at a discount and in an amount determined in accordance with the ESPP’s terms.

The purpose of the ESPP is to provide a broad-based employee benefit to attract the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success by purchasing New Movella shares from New Movella on favorable terms and to pay for such purchases through payroll deductions. New Movella believes by providing eligible employees with an opportunity to increase their proprietary interest in the success of New Movella, the ESPP will motivate recipients to offer their maximum effort to New Movella and help focus them on the creation of long-term value consistent with the interests of New Movella stockholders.

The ESPP is intended to qualify as an “employee stock purchase plan” under Code Section 423 the Code, except as explained below with respect to non-U.S. employees. During regularly scheduled “offerings” under the ESPP, participants will be able to request payroll deductions and then expend the accumulated deduction to purchase a number of shares of New Movella Common Stock at a discount and in an amount determined in accordance with the ESPP’s terms.

The ESPP has authorized but unissued shares of New Movella Common Stock equal to 1,017,550 shares (as adjusted for stock splits, stock dividends, combinations, and the like) reserved for issuance upon becoming effective, plus an additional number of shares of New Movella Common Stock to be reserved annually on the first day of each calendar year for a period of not more than ten years, beginning on January 1, 2023, in an amount equal to the lesser of (i) 1% of the outstanding shares of New Movella Common Stock on such date (ii) 508,775 shares (as adjusted for stock splits, stock dividends, combinations, and the like), and (iii) an amount (including zero) that the compensation committee determines for purposes of the annual increase for that calendar year.

The ESPP will be administered by the compensation committee, or by the New Movella Board acting as the compensation committee. The compensation committee has the authority to construe, interpret, and apply the terms of the ESPP, to determine eligibility, to establish such limitations and procedures as it determines are consistent with the ESPP, and to adjudicate any disputed claims under the ESPP.

Each full-time and part-time employee, including officers, employee directors, and employees of participating subsidiaries, who is employed by New Movella on the day preceding the start of any offering period will be eligible to participate in the ESPP. The ESPP requires that an employee customarily work more than 20 hours per week and more than five months per calendar year in order to be eligible to participate in the ESPP. As of December 31, 2022, approximately 221 individuals would have been eligible to participate in the ESPP if the plan were then in effect. The ESPP will permit an eligible employee to purchase New Movella Common Stock through payroll deductions, which may not be less than 1% nor more than 15% of the employee’s compensation, or such lower limit as may be determined by the compensation committee from time to time. However, no employee is eligible to participate in the ESPP if, immediately after electing to participate, the employee would own common stock (including common stock such employee may purchase under this plan or other outstanding options) representing 5% or more of the total combined voting power or value of all classes of our common stock. No employee will be able to purchase more than 5,000 shares of common stock or such number of shares of common stock as may be determined by the compensation committee with respect to a single offering period, or purchase period, if applicable (subject to adjustment pursuant to the terms of the ESPP). In addition, under applicable tax rules, no employee is permitted to accrue, under the ESPP and all of our or our subsidiaries’ similar purchase plans, a right to purchase common stock having a fair market value in excess of twenty-five thousand dollars ($25,000) (determined at the time the right is granted) for each calendar year. Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period in accordance with the terms of the offering. Participation in the ESPP will end automatically upon termination of employment.

The ESPP will be implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, the compensation committee may specify offerings with a duration of not more than 27 months and may specify shorter purchase periods within each offering. During each purchase period, payroll deductions will accumulate, without interest. On the last day of the purchase period, accumulated payroll deductions will be used to purchase New Movella Common Stock for employees participating in the offering.

The purchase price will be specified pursuant to the offering, but cannot, under the terms of the ESPP, be less than 85% of the fair market value per of our common stock on either the offering date or on the purchase date, whichever is less. The fair market value of our common stock for this purpose will generally be the closing price on the Nasdaq Global Market (or such other exchange as our common stock may be traded at the relevant time) for the date in question, or if such date is not a trading day, for the last trading day before the date in question.

The compensation committee may specify that, if the fair market value of New Movella Common Stock on any purchase date within a particular offering period is less than or equal to the fair market value on the start date of that offering period, then the offering period will automatically terminate and the employee in that offering period will automatically be transferred and enrolled in a new offering period which will begin on the next day following such purchase date.

To provide New Movella with greater flexibility in structuring our equity compensation programs for our non-U.S. employees, the ESPP also permits us to grant employees of our non-U.S. subsidiary entities rights to purchase shares of our common stock pursuant to other offering rules or sub-plans adopted by the compensation committee in order to achieve tax, securities law, or other compliance objectives. The international sub-plans or offerings are subject to the ESPP terms limiting the overall shares available for issuance, the maximum payroll deduction rate, maximum purchase price discount, and maximum offering period length.

Additional information regarding the ESPP is set forth in the Proxy Statement in the section titled “Proposal No. 7 - ESPP Proposal” beginning on page 214 of the Proxy Statement, which is incorporated herein by reference. That summary and the foregoing description of the ESPP do not purport to be complete and are qualified in their entirety by reference to the text of the ESPP, a copy of which is attached as Exhibit 10.3 hereto, which is incorporated herein by reference.

Non-Employee Director Compensation Policy

Movella has not historically paid cash retainers or other compensation with respect to service for its board of directors. Movella has reimbursed (and will continue to reimburse) all of its non-employee directors for their reasonable expenses incurred in attending meetings of its board of directors and committees of its board of directors.

In addition, New Movella has adopted a non-employee director compensation policy (“Non-Employee Director Compensation Policy”) that became effective upon the closing of the Business Combination and consists of annual retainer fees and long-term equity awards for its non-employee directors.

Under the Non-Employee Director Compensation Policy and in connection with the closing of the Business Combination, each non-employee director will receive a grant of restricted stock units (each an “Initial RSU Award”) under the 2022 Plan covering New Movella Common Stock with an aggregate fair market value of $250,000 determined at the date of grant. Subject to the holder’s continued service, each Initial RSU Award shall vest as to 1/3 of the total number of shares subject to the Initial RSU Award on the earlier of the first anniversary of the date of grant or the next annual meeting of stockholders, and in each of the next two calendar years following the year of the initial vesting date, 1/3 of the total number of shares shall vest on the earlier of the one-year anniversary of the prior annual meeting of stockholders or the current year annual meeting of stockholders. However, for each non-employee director who joins the New Movella Board prior to the date such Initial RSU Award may be issued under applicable U.S. securities laws, for purposes of determining the applicable vesting schedule, the date on which the non-employee director joins the New Movella Board (or if later, the effective date of the Non-Employee Director Compensation Policy), shall be treated as the date of grant of the award. Each Initial RSU Award shall become 100% vested if a change in control as defined in the 2022 Plan occurs during such director’s service.

In addition, under the Non-Employee Director Compensation Policy, following the conclusion of each regular annual meeting of stockholders, commencing with the 2024 annual meeting, each non-employee director who has served as a director for at least six months and who will continue serving as a member of the New Movella Board thereafter shall receive a grant of restricted stock units (each an “Annual RSU Award”) under the 2022 Plan covering New Movella Common Stock with an aggregate grant date fair market value of $100,000. Each Annual RSU Award shall become fully vested, subject to the applicable non-employee director’s continued service as a director, on the earliest of the one-year anniversary of the date of grant, the next annual meeting of stockholders following the date of grant or the consummation of a change in control as defined in the 2022 Plan.

The Non-Employee Director Compensation Policy also consists of the following cash components, to be paid in quarterly installments in arrears following the end of each quarter in which the service occurred, and pro-rated for any partial months of service:

•	Annual Retainer for all non-employee directors: $40,000

•	Non-Executive Chair or Lead Independent Director Retainer: $20,000

•	Annual Committee Chair Retainer:

•	Audit: $15,000

•	Compensation: $10,000

•	Nominating and Corporate Governance $8,000

•	Annual Committee Member (Non-Chair) Retainer:

•	Audit: $7,000

•	Compensation: $5,000

•	Nominating and Corporate Governance: $4,000

Additional information regarding the terms of the non-employee director compensation policy is set forth in the Proxy Statement in the section titled “Movella’s Executive Compensation-Director Compensation” beginning on page 340 of the Proxy Statement, which is incorporated herein by reference. That summary and the foregoing description of Non-Employee Director Compensation Policy do not purport to be complete and are qualified in their entirety by reference to the text of the Non-Employee Director Compensation Policy, a copy of which is attached as Exhibit 10.17 hereto, which is incorporated herein by reference.

(b)    Effective as of the Effective Time, each of Rich Lawson, Lindsay Sharma, Steve Young, Hans Swildens, Steven Walske, Omar Johnson and Paul Weiskopf resigned from the Pathfinder board of directors.

(c)    Effective upon the Closing, the New Movella Board appointed Ben A. Lee as its Chief Executive Officer, Principal Executive Officer, and President; Stephen Smith as its Chief Financial Officer, Principal Financial Officer, and Principal Accounting Officer; and Boele de Bie as its Chief Operating Officer. The disclosure set forth in the Proxy Statement in the section titled “Management of New Movella After the Business Combination” beginning on page 347 of the Proxy Statement, and the captions “Non-Employee Director Compensation Policy” and “Indemnification Agreements” and in the section titled “Form 10 Information” under the captions “Directors and Executive Officers,” “— Director Independence and Board Committees,” “Executive Compensation,” “Security Ownership of Certain Beneficial Owners and Management,” and “Certain Relationships and Related Transactions, and Director Independence” in Item 2.01 of this Current Report, any information required by Item 404(a) of Regulation S-K, and any material plan, contract or arrangement to which the director is a party or in which such director participates, is incorporated herein by reference.

(d)

Effective upon the Closing, the following individuals were appointed to the New Movella Board:

Ben A. Lee

Wen Hsieh

Stuart Huizinga

Brent Lang

Patricia Ross

David Chung

Eric Salzman

Except for Mr. Ben A. Lee, the directors listed above are eligible to receive compensation for their services as non-employee directors under the Company’s Non-Employee Director Compensation Policy. The disclosure set forth under the captions “Non-Employee Director Compensation Policy” and “Indemnification Agreements” and in the section titled “Form 10 Information” under the captions “Directors and Executive Officers,” “— Director Independence and Board Committees,” “Executive Compensation,” “Security Ownership of Certain Beneficial Owners and Management,” and “Certain Relationships and Related Transactions, and Director Independence” in Item 2.01 of this Current Report regarding the committees to which each such director has been appointed, any information required by Item 404(a) of Regulation S-K, and any material plan, contract or arrangement to which the director is a party or in which such director participates, is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 8, 2023, in connection with the Domestication, Pathfinder’s shareholders approved and adopted the Charter at the extraordinary general meeting of Pathfinder shareholders, which became effective upon filing with the Secretary of State of the State of Delaware on February 10, 2023. On February 10, 2023, the New Movella Board approved and adopted the Bylaws, which became effective as of the Closing Date.

The disclosure set forth in the Proxy Statement in the sections titled “Proposal No. 2 - Domestication Proposal” beginning on page 189 of the Proxy Statement, “Proposal No. 3 - Charter Amendment Proposal” beginning on page 192 of the Proxy Statement, “Proposal No. 4 - Advisory Governing Documents Proposal A - Approval of Authorizing of Change to Authorized Share Capital, as Set Forth in the Proposed Governing Documents” beginning on page 196 of the Proxy Statement, “Proposal No. 4 - Advisory Governing Documents Proposal B - Approval of Proposal Regarding Issuance of Preferred Stock of New Movella at the Board of Directors’ Sole Discretion, as Set Forth in the Proposed Governing Documents” beginning on page 198 of the Proxy Statement, “Proposal No. 4 - Advisory Governing Documents Proposal C - Approval of Proposal Regarding the Ability of Stockholders to Act by Written Consent, as Set Forth in the Proposed Governing Documents” beginning on page 200 of the Proxy Statement, and “Proposal No. 4 - Advisory Governing Documents Proposal D - Approval of Other Changes in Connection with Adoption of the Proposed Governing Documents” beginning on page 202 of the Proxy Statement is incorporated herein by reference. This disclosure does not purport to be complete and is qualified in its entirety by reference to the text of the Charter and the Bylaws, copies of which are attached as Exhibits 3.1 and 3.2, respectively, hereto, which is incorporated herein by reference.

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On the Closing Date, the New Movella Board adopted a Code of Business Conduct and Ethics applicable to its employees, executive officers and directors, and a Code of Ethics for Senior Financial Officers applicable to its Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, each effective as of the Closing Date. Copies of the Code of Business Conduct and Ethics, and the Code of Ethics for Senior Financial Officers, are available on the Company’s website at www.movella.com. The information on the Company’s website does not constitute part of this Current Report on Form 8-K and is not incorporated by reference herein. The disclosure in the Proxy Statement in the section titled “Management of New Movella After the Business Combination - Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors” beginning on page 357 of the Proxy Statement is incorporated herein by reference.

Item 5.06. Change in Shell Company Status.

As a result of the Business Combination, Pathfinder ceased being a shell company. The disclosure in the Proxy Statement in the section titled “Proposal No. 1-Business Combination Proposal” beginning on page 138 of the Proxy Statement is incorporated herein by reference. Further, the disclosure contained in Item 2.01 of this Current Report is incorporated therein by reference.

Item 7.01. Regulation FD Disclosure.

On February 10, 2023, the Company issued a press release announcing the Closing, which is furnished in this Current Report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired

The unaudited condensed consolidated financial statements of Movella as of and for the nine months ended September 30, 2022 and 2021, and the related notes thereto are set forth on pages F-105 through F-140 of the Proxy Statement and are incorporated herein by reference.

The audited consolidated financial statements of Movella as of and for the years ended December 31, 2021 and 2020, and the related notes thereto are set forth on pages F-50 through F-104 of the Proxy Statement and are incorporated herein by reference.

(b) Pro forma financial information

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this Current Report.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and is for informational purposes only. The combined financial information presents the pro forma effects of the following transactions, collectively referred to as the “Transactions” for purposes of this section, and certain other related events as described in Note 1 to the accompanying Notes to the unaudited pro forma condensed combined financial information.

On October 3, 2022, as contemplated by the Business Combination Agreement, following the Domestication of Pathfinder, a Cayman Islands exempted company, Merger Sub merged with and into Movella, where upon the separate existence of Merger Sub ceased and Movella is the surviving corporation and a wholly owned subsidiary of Pathfinder, and Pathfinder changed its name to “Movella Holdings Inc.” (“New Movella”).

The unaudited pro forma condensed combined balance sheet of New Movella as of September 30, 2022 combines the historical consolidated balance sheet of Movella as of September 30, 2022 and the historical balance sheet of Pathfinder as of September 30, 2022, adjusted to give pro forma effect to the Business Combination on a pro forma basis as if the Transactions and the other events, summarized below, had been consummated on September 30, 2022.

The unaudited pro forma condensed combined statement of operations of New Movella for the nine months ended September 30, 2022 combines the historical consolidated statement of operations of Movella for the nine months ended September 30, 2022 and the historical statement of operations of Pathfinder for the nine months ended September 30, 2022, on a pro forma basis as if the Transactions and the other events, summarized below, had been consummated on January 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of operations of New Movella for the year ended December 31, 2021 combines the historical consolidated statement of operations of Movella for the year ended December 31, 2021 and the historical statement of operations of Pathfinder for the year ended December 31, 2021, on a pro forma basis as if the Transactions and the other events, summarized below, had been consummated on January 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information should be read in conjunction with the following:

•	the accompanying Notes to the unaudited pro forma condensed combined financial statements;

•

the historical unaudited financial statements of Pathfinder as of and for the nine months ended September 30, 2022 included in Pathfinder’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2022 and the historical audited financial statements of Pathfinder as of and for the year ended December 31, 2021, on Form 10-K filed with the SEC on April 1, 2022;

•

the historical unaudited condensed consolidated financial statements of Movella as of and for the nine months ended September 30, 2022 beginning on page F-105 of the Proxy Statement and the historical audited consolidated financial statements of Movella as of and for the year ended December 31, 2021 beginning on page F-50 of the Proxy Statement; and

•

Other information related to Pathfinder and Movella included in the Proxy Statement incorporated herein by reference, including the Business Combination Agreement attached hereto as Exhibit 2.1 and the description of certain terms thereof set forth under “Proposal No. 1 - The Business Combination Proposal” beginning on page 138 of the Proxy Statement.

The unaudited pro forma combined financial information should also be read together with “Pathfinder’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page 273 of the Proxy Statement, “Movella’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page 301 of the Proxy Statement, and other financial information included elsewhere in the Proxy Statement.

Business Combination

On October 3, 2022, Pathfinder, and its wholly owned subsidiary, Merger Sub, entered into the Business Combination Agreement, with Movella.

In connection with the Business Combination Agreement, Pathfinder, Merger Sub and Movella entered into the Commitment Letter with FP, pursuant to which FP committed to provide $75 million of financing to support the Business Combination. Under the terms of the Commitment Letter, FP committed (i) to provide the Pre-Close Facility prior to Closing, (ii) to launch the Tender Offer, and (iii) to the extent the total amount tendered and actually purchased upon expiration of the Tender Offer is less than $75 million, to effect the FP Private Placement, which occurred substantially concurrently with the Merger (and, for the avoidance of doubt, after the Domestication). The shares of New Movella Common Stock purchased by FP in the FP Private Placement were purchased at a price of $10.00 per share and are not registered with the SEC at Closing, subject to registration rights pursuant to the Shareholder Rights Agreement. On November 14, 2022, Movella entered into the Note Purchase Agreement with the other parties thereto, and Movella received the net proceeds from the issuance of notes under the Pre-Close Facility. If the Merger has not occurred by the earlier of (i) the termination of the Business Combination Agreement and (ii) April 30, 2023, then FP’s commitment to provide the VLN Facility shall terminate, and the Pre-Close Facility shall mature on November 14, 2025. The shares of New Movella Common Stock purchased in the FP Private Placement are referred to herein as the “FP Shares.” In exchange for the entry into a transaction support agreement for the FP Shares, pursuant to which FP Credit Partners Phoenix II, L.P. and FP Credit Partners II, L.P. (collectively, the “FP Purchasers”) agreed to, among other matters, refrain from redeeming the FP Shares (outside of certain circumstances), the Note Purchase Agreement provides, subject to customary conditions, that Movella will be deemed to issue and FP will be deemed to purchase notes evidencing the VLN Facility, the deemed proceeds of which shall be used to, among other things, refinance the Pre-Close Facility in its entirety. Pursuant to the VLN Facility, New Movella will have the right, subject to certain exceptions, to cause FP to sell all or a portion of the FP Shares at any time at its sole discretion over the life of the VLN Facility, and a percentage of the proceeds (which percentage is a function of when proceeds are generated, based on a predetermined schedule with a sliding scale) of any such sale shall be applied as a credit against the outstanding obligations under the VLN Facility upon a repayment of the VLN Facility in full or a refinancing event. The VLN Facility will mature five years after the Closing.

On December 5, 2022, the FP Purchasers commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Tender Offer. On the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal, each dated as of December 5, 2022, the Tender Offer was due to expire at the Expiration Time. Prior to the Expiration Time, on January 4, 2023, the FP Purchasers irrevocably and unconditionally terminated the Tender Offer. As a result of this termination, no Class A ordinary shares were purchased in the Tender Offer, all Class A ordinary shares previously tendered and not withdrawn were promptly returned to tendering holders and FP purchased $75 million of shares of New Movella Common Stock in the FP Private Placement.

Concurrently with the execution of the Business Combination Agreement, the Sponsor forfeited approximately 50 percent, or 4,025,000 shares of Pathfinder Class B ordinary shares held by Sponsor (“Sponsor Shares”) at the closing in accordance with Sponsor Letter Agreement for no consideration.

In connection with the Note Purchase Agreement, Pathfinder and the FP Purchasers entered into an Equity Grant Agreement that provides for the issuance of 1.0 million shares of New Movella Common Stock by New Movella to the FP Purchasers at the Effective Time, subject to and conditioned upon the Merger occurring, and the full deemed funding of the VLN Facility and the acquisition by the FP Purchasers or its affiliates of $75 million shares of New Movella Common Stock in the FP Private Placement. In connection with the Domestication, Pathfinder ordinary shares were converted into shares of common stock of New Movella (the “Domestication Common Stock”).

(i)	Pathfinder became a Delaware corporation pursuant to the Domestication and, in connection with the Domestication:

(A)	Pathfinder’s name changed to “Movella Holdings Inc.”

(B)	Each then-issued and outstanding Class A ordinary share, par value of $0.0001 per share, converted automatically, on a one-for-one basis, into a share of Domestication Common Stock;

(C)	Each then-issued and outstanding Class B ordinary share, par value of $0.0001 per share, converted automatically, on a one-for-one basis, into a share of Domestication Common Stock;

(D)	Each then-issued and outstanding public warrant represents a right to acquire one share of Domestication Common Stock for $11.50 (the “Domestication Public Warrants”);

(E)	Each then-issued and outstanding private placement warrant represents a right to acquire one share of Domestication Common Stock for $11.50 (the “Domestication Private Warrants”); and

(ii)

Following the Domestication, Merger Sub merged with and into Movella, with Movella as the surviving company in the merger, and after giving effect to such merger, continuing as a wholly owned subsidiary of New Movella (the “Merger”). The Domestication, the Merger, and other transactions contemplated by the Business Combination Agreement are hereinafter referred to in this section as the “Business Combination.”

In connection with the Business Combination, New Movella adopted a single class stock structure pursuant to which:

(i)	The Class A ordinary shares and the Class B ordinary shares of Pathfinder outstanding prior to the Business Combination were converted into Domestication Common Stock;

(ii)	Movella convertible notes were converted into Movella Common Stock pursuant to the terms of each of the Movella convertible notes;

(iii)	Each Movella warrant was net exercised in exchange for Movella Common Stock pursuant to the terms of the applicable warrant agreement; and

(iv)

The shares of Movella capital stock, including the issued outstanding preferred stock and Movella Common Stock were exchanged (including the Movella Common Stock resulting from conversion of Movella convertible notes and net exercise of the Movella warrants) at an exchange ratio (the “Exchange Ratio”) of 0.488740955622637 set forth in the Business Combination Agreement, for Domestication Common Stock. The shares of Movella Series D-1 preferred stock were further adjusted based on the conversion premium of approximately 1.01.

Each Movella Option outstanding immediately prior to the Closing was assumed by New Movella and exchanged into an option exercisable for Domestication Common Stock based on the Exchange Ratio of 0.488740955622637. Additionally, the exercise price of each converted option was determined by dividing the exercise price of the respective Movella Options by the Exchange Ratio, rounded up to the nearest whole cent.

Accounting Treatment of the Business Combination

The Business Combination between Movella and Pathfinder was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Pathfinder was treated as the “acquired” company for financial reporting purposes. Movella was determined to be the accounting acquirer based on a number of considerations, including but not limited to:

i)	Movella former management making up the majority of the management team of New Movella;

ii)	Movella former management nominating or representing the majority of New Movella’s board of directors; and

iii)

Movella representing the majority of the continuing operations of New Movella. Management determined Movella to be the accounting predecessor entity to the Business Combination Agreement based on the same considerations listed above.

Accordingly, for accounting purposes, the reverse recapitalization was treated as the equivalent of Movella issuing stock for the net assets of Pathfinder, accompanied by a recapitalization. Operations prior to the reverse recapitalization are those of Movella.

Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Pathfinder has elected not to present Management’s Adjustments and only presents Transaction Accounting Adjustments in the following unaudited pro forma combined financial information to provide relevant information necessary for an understanding of the combined company upon consummation of the Business Combination.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of filing this Current Report and is subject to change as additional information becomes available and analyses are performed. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers the basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. Movella has not had any historical relationship with Pathfinder prior to the Business Combination. Accordingly, no Transaction Accounting Adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Transactions taken place on September 30, 2022, nor is it indicative of the financial condition of the combined company as of any future date. The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and certain other related events taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2022

(in thousands)

	Movella (Historical)	Pathfinder (Historical)	Pro Forma Transaction Accounting Adjustments			Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$3,882	$42	$326,352	(A	)	$67,814
			75,000	(B	)
			(30,000)	(D	)
			(3,257)	(E	)
			(9,960)	(F	)
			(294,245)	(O	)
Accounts receivable, net	4,924	—	—			4,924
Inventories	5,410	—	—			5,410
Prepaid expenses and other assets	2,089	255	—			2,344

Total current assets	16,305	297	63,890			80,492
Investments held in Trust Account	—	326,352	(326,352)	(A	)	—
Property and equipment, net	2,234	—	—			2,234
Goodwill	35,265	—	—			35,265
Intangibles, net	14,393	—	—			14,393
Non-marketable equity securities and other assets	26,033	—	(811)	(D	)	25,222
Right-of-use assets	3,264	—	—			3,264

Total Assets	$97,494	$326,649	$(263,273)			$160,870

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,724	$209	$(209)	(E	)	$1,724
Accrued expenses and other current liabilities	6,731	2,237	(811)	(D	)	5,920
			(2,237)	(E	)
Line of credit and current portion of long-term debt	2,605	—	(2,231)	(F	)	374
Current portion of deferred revenue	2,755	—	—			2,755
Payable to Kinduct sellers - current	5,159	—	—			5,159
Due to related party	—	61	(61)	(E	)	—
Note payable	—	750	(750)	(E	)	—

Total current liabilities	18,974	3,257	(6,299)			15,932
Long-term portion of term debt	7,513	—	(7,513)	(F	)	—
Convertible notes	6,162	—	(6,162)	(H	)	—
VLN Facility	—	—	75,000	(B	)	75,000
Deferred revenue, net of current portion	1,251	—	—			1,251
Deferred tax liabilities, net	222	—	—			222
Other non-current liabilities	2,887	—	—			2,887
Derivative warrant liabilities	—	237	—			237
Deferred underwriting commissions	—	5,119	(5,119)	(C	)	—

Total liabilities	37,009	8,613	49,907			95,529

Commitments and contingencies
Mezzanine Equity:
Class A ordinary shares subject to possible redemption	—	326,252	(326,252)	(G	)	—
Movella Series D-1 convertible preferred stock	41,314	—	(41,314)	(I	)	—
Movella Series A convertible preferred stock	9,950	—	(9,950)	(I	)	—
Movella Series B convertible preferred stock	24,680	—	(24,680)	(I	)	—
Movella Series C convertible preferred stock	37,032	—	(37,032)	(I	)	—
Movella Series D convertible preferred stock	30,780	—	(30,780)	(I	)	—
Movella Series E convertible preferred stock	40,750	—	(40,750)	(I	)	—
Stockholders’ (deficit) equity:
Class A ordinary shares	—	—	3	(G	)	—
			(3)	(L	)
Class B ordinary shares	—	1	—	(K	)	—
			(1)	(L	)
Movella Common Stock	1	—	3	(I	)	—
			—	(J	)
			(4)	(N	)
Domestication Common Stock	—	—	1	(B	)	6
			4	(L	)
			4	(N	)
			(3)	(O	)
Additional paid-in capital	784	—	(1)	(B	)	195,087
			(20,461)	(D	)
			326,249	(G	)
			6,472	(H	)
			184,503	(I	)
			—	(J	)
			—	(K	)
			(8,217)	(M	)
			(294,242)	(O	)
Accumulated other comprehensive loss	(3,937)	—	—			(3,937)
Accumulated deficit	(127,682)	(8,217)	5,119	(C	)	(132,628)
			(9,539)	(D	)
			(216)	(F	)
			(310)	(H	)
			8,217	(M	)

Total stockholders’ (deficit) equity	(130,834)	(8,216)	197,578			58,528
Non-controlling interest in subsidiaries	6,813	—	—			6,813

Total stockholders’ (deficit) equity	(124,021)	(8,216)	197,578			65,341

Total liabilities, mezzanine equity and stockholders’ equity	$97,494	$326,649	$(263,273)			$160,870

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

(in thousands, except share and per share amounts)

	For the Nine Months Ended September 30, 2022	For the Nine Months Ended September 30, 2022	Pro Forma Transactions Accounting Adjustments			For the Nine Months Ended September 30, 2022
	Movella (Historical)	Pathfinder (Historical)				Pro Forma Combined
Revenues
Product	$24,215	$—	$—			$24,215
Service	4,134	—	—			4,134

Total revenues	28,349	—	—			28,349

Cost of revenues
Product	10,714	—	—			10,714
Service	4,198	—	—			4,198

Total cost of revenues	14,912	—	—			14,912

Gross profit	13,437	—	—			13,437

Operating expenses:
Research and development	10,787	—	—			10,787
Sales and marketing	9,879	—	—			9,879
General and administrative	10,230	2,852	—			13,082

Total operating expenses	30,896	2,852	—			33,748

Loss from operations	(17,459)	(2,852)	—			(20,311)
Other income (expense):
Interest (expense) income, net	(1,643)	1,324	(1,324)	(aa	)	(5,531)
			1,328	(bb	)
			(5,189)	(dd	)
			(27)	(gg	)
Other income, net	362	6,256	(236)	(hh	)	6,382
Change in fair value of derivative warrant liabilities	—	6,105	—			6,105

(Loss) Income from continuing operations before income taxes	(18,740)	10,833	(5,448)			(13,355)
Income tax benefit	(89)	—	—			(89)

Net (loss) income	(18,651)	10,833	(5,448)			(13,266)
Net loss attributable to non-controlling interests	(570)	—	—			(570)

Net (loss) income attributable to controlling interests	(18,081)	10,833	(5,448)			(12,696)
Deemed dividends from accretion of Series D-1 Preferred Stock	(2,007)	—	2,007	(ff	)	—

Net (loss) income attributable to common stockholders	$(20,088)	$10,833	$(3,441)			$(12,696)

Weighted average shares of Movella ordinary shares outstanding - basic and diluted	10,794,364
Net loss per share of Movella ordinary shares - basic and diluted	$(1.86)
Weighted average shares of Class A shares outstanding - basic and diluted		32,500,000
Net income per Class A ordinary share - basic and diluted		$0.27
Weighted average shares of Class B ordinary shares - basic and diluted		8,125,000
Net income per Class B ordinary share - basic and diluted		$0.27
Weighted average shares of Domestication Common Stock Outstanding, basic and diluted						50,877,511
Net loss per share of Domestication Common Stock - basic and diluted						$(0.25)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2021

(in thousands, except share and per share amounts)

	For the Year Ended December 31, 2021	For the Year Ended December 31, 2021	Pro Forma Transactions Accounting Adjustments			For the Year Ended December 31, 2021
	Movella (Historical)	Pathfinder Acquisition Corporation (Historical)				Pro Forma Combined
Revenues
Product	$28,848	$—	$—			$28,848
Service	5,566	—	—			5,566

Total revenues	34,414	—	—			34,414

Cost of revenues
Product	12,049	—	—			12,049
Service	4,412	—	—			4,412

Total cost of revenues	16,461	—	—			16,461

Gross profit	17,953	—	—			17,953

Operating expenses:
Research and development	14,014	—	—			14,014
Sales and marketing	10,710	—	—			10,710
General and administrative	12,943	1,477	—			14,420

Operating expenses	37,667	1,477	—			39,144

Loss from operations	(19,714)	(1,477)	—			(21,191)

Other income (expense):
Interest (expense) income, net	(1,965)	28	(28)	(aa	)	(7,949)
			954	(bb	)
			(6,938)	(dd	)
Other income (expense), net	2,148	—	(9,539)	(cc	)	(2,272)
			5,119	(ii	)
Offering costs associated with derivative warrant liabilities	—	(575)	—			(575)
Change in fair value of derivative warrant liabilities	—	9,998	—			9,998

Total other income (expense)	183	9,451	(10,432)			(798)

(Loss) income from continuing operations before income taxes	(19,531)	7,974	(10,432)			(21,989)
Income tax benefit	(728)	—	—			(728)

Net (loss) income from continuing operations	(18,803)	7,974	(10,432)			(21,261)
Loss from discontinued operations (net of tax)	(156)	—	—			(156)

Net (loss) income	(18,959)	7,974	(10,432)			(21,417)
Net loss attributable to non-controlling interests	(1,300)	—	—			(1,300)

Net (loss) income attributable to Movella Inc.	(17,659)	7,974	(10,432)			(20,117)

Deemed dividends from accretion of Series D-1 Preferred Stock	(2,511)	—	2,511	(ff	)	—

Net (loss) income attributable to common stockholders	$(20,170)	$7,974	$(7,921)			$(20,117)

Net loss per share from continuing operations, basic and diluted	$(2.20)
Net loss per share from discontinuing operations, basic and diluted	$(0.02)
Net loss per share, basic and diluted	$(2.22)
Weighted average shares outstanding, basic and diluted	9,101,819
Weighted average shares of Class A shares outstanding - basic and diluted		28,136,986
Net income per Class A ordinary share - basic and diluted		$0.22
Weighted average shares of Class B ordinary shares - basic		8,041,096
Net income per Class B ordinary share - basic		$0.22
Weighted average shares of Class B ordinary shares - diluted		8,125,000
Net income per Class B ordinary share - diluted		$0.22
Weighted average shares of Domestication Common Stock outstanding - basic and diluted						50,877,511
Net loss per share of Domestication Common Stock - basic and diluted						$(0.40)

Note 1 — Description of the Merger

Merger between Pathfinder and Movella — Business Combination

Pursuant to the Business Combination Agreement, Merger Sub merged with and into Movella (the “Company”), whereupon the separate existence of Merger Sub ceased, and Movella was the surviving corporation and a wholly owned subsidiary of New Movella.

The aggregate consideration for the Business Combination paid to holders of Movella capital stock includes Domestication Common Stock, after giving effect to the Exchange Ratio. The Exchange Ratio was equal to 0.488740955622637. The total merger consideration is as follows:

in thousands (except share and per share data)
Shares transferred at Closing (1)	38,129,770
Value per share (2)	$10.00

Share consideration	$381,298

(1)

The number of shares presently transferred to holders of Movella capital stock upon consummation of the Business Combination include (i) 34.7 million shares of Domestication Common Stock, including shares converted from Movella preferred stock and Movella Common Stock, Movella convertible notes and Movella warrants, and (ii) 3.4 million assumed Movella Options. In the table above, the value allocable to assumed Movella Options is determined based on the treasury stock method.

(2)

Share consideration is calculated using a $10.00 reference price. The actual total value of share consideration will be dependent on the value of the Domestication Common Stock at the Closing; however, no expected change from any change in the trading price of the Domestication Common Stock is reflected on the pro forma financial statements as the Business Combination will be accounted for as a reverse recapitalization.

The unaudited pro forma combined information contained herein reflects Pathfinder’s shareholders’ approval of the Business Combination on February 8, 2023, and that Pathfinder’s public shareholders holding 28,961,090 Pathfinder Class A ordinary shares elected to redeem their shares prior to the Closing. The following summarizes the pro forma Domestication Common Stock issued and outstanding immediately after the Business Combination, after giving effect to the Exchange Ratio:

	Pro Forma Combined	% Ownership
Movella (1)(2)(3)	34,738,601	68.3%
Holders of Class A ordinary shares	3,538,910	7.0%
Holders of Class B ordinary shares (6)	4,100,000	8.0%
FP Shares (4)	7,500,000	14.7%
New Shares to FP Purchasers (5)	1,000,000	2.0%

Pro Forma Common Stock at Closing	50,877,511

(1)

Includes 56,438,820 shares of Movella convertible preferred stock, which were exchanged for Domestication Common Stock at the Exchange Ratio of 0.488740955622637 pursuant to the Business Combination Agreement.

(2)

Includes 1,333,712 shares of Movella Common Stock resulting from conversion of Movella convertible notes, which were exchanged for Domestication Common Stock at the Exchange Ratio of 0.488740955622637 pursuant to the Business Combination Agreement.

(3)

Includes 546,056 shares of Movella Common Stock resulting from net exercise of Movella common and preferred stock warrants, which were exchanged for Domestication Common Stock at the Exchange Ratio of 0.488740955622637 pursuant to the Business Combination Agreement.

(4)	Represents 7,500,000 shares of Domestication Common Stock purchased by FP in the FP Private Placement under the Note Purchase Agreement.
(5)	Represents 1,000,000 shares of Domestication Common Stock issued to the FP Purchasers as consideration pursuant to the Note Purchase Agreement.
(6)

Includes (i) 4,025,000 Class B ordinary shares held by sponsor after giving effect to the forfeiture of 4,025,000 Class B ordinary shares held by Sponsor forfeited at Closing pursuant to the Sponsor Letter Agreement and (ii) 75,000 Class B ordinary shares held by Pathfinder’s independent directors.

Note 2 — Accounting Policies

Based on analysis of Movella and Pathfinder’s policies, Movella and Pathfinder did not identify any differences in accounting policies that would have an impact on the unaudited pro forma condensed combined consolidated information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 has been prepared for informational purposes only. The unaudited pro forma condensed combined balance sheet as of September 30, 2022 includes Transaction Accounting Adjustments that are directly attributable to the Business Combination and certain other related events.

The pro forma transaction accounting adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(A)

Reflects the release of $326.4 million of investments held in the trust account that became available at the Closing. Amounts available to New Movella were reduced as a result of redemptions by Pathfinder shareholders.

(B)

Reflects the net proceeds of $75.0 million from the FP Private Placement and the issuance of 7,500,000 shares of Domestication Common Stock to FP pursuant to the Note Purchase Agreement, as well as the recognition of the liability associated with the deemed issuance of the VLN Facility. As consideration for the financing commitment provided by FP pursuant to the Note Purchase Agreement, New Movella issued 1,000,000 shares of the Domestication Common Stock to the FP Purchasers at the Closing.

(C)	Reflects the elimination of $5.1 million of deferred underwriting fees incurred during Pathfinder’s initial public offering, which have been waived by the underwriters in full.

(D)

Reflects settlements of approximately $30.0 million of acquisition-related transaction costs incurred in connection with the Merger. These acquisition-related transaction costs are in connection with the closing and related transactions and are deemed to be direct and incremental costs of the Business Combination or acquisition of VLN Facility. The total estimated transaction costs are $30.0 million, of which approximately $20.5 million of these total transaction costs are accounted for as equity issuance costs and the unaudited pro forma condensed balance sheet reflects these costs as a reduction in cash with a corresponding decrease to additional paid-in-capital. With the remaining transaction costs that were treated as an expense totaled $9.5 million, as these costs were allocated to the VLN Facility and Pathfinder Warrants. The total transaction costs are comprised of banker fees of $7.5 million, legal expenses of $12.2 million, professional accounting services of $3.6 million, D&O insurance policy premiums of $3.7 million, administrative expenses of $0.9 million, and miscellaneous expenses of $2.1 million. The transaction costs were paid in full by New Movella. In addition, reflects the elimination of $0.8 million in other long-term assets and accrued expenses and other current liabilities for transaction costs deferred as of September 30, 2022.

(E)	Reflects the settlement of Pathfinder’s historical liabilities that were settled at transaction close.

(F)

Reflects repayment of certain Movella term loans with principal of approximately $9.0 million and Movella’s outstanding balance on its line of credit of approximately $1.0 million for total payments of approximately $10.0 million upon completion of the Merger.

(G)	Reflects the recapitalization of Class A ordinary shares subject to possible redemption to permanent equity at $0.0001 par value.

(H)

Reflects the conversion of Movella convertible notes and related accrued interest into shares of Movella Common Stock, and such shares were cancelled and converted into the right to receive shares of Domestication Common Stock pursuant to the Exchange Ratio concurrent with the Closing.

(I)

Reflects the conversion of Movella convertible preferred stock into shares of Movella Common Stock, and such shares were cancelled and converted into the right to receive shares of Domestication Common Stock pursuant to the Exchange Ratio concurrent with the Closing.

(J)

Reflects the net exercise of Movella warrants into shares of Movella Common Stock, and such shares were cancelled and converted into the right to receive shares of Domestication Common Stock pursuant to the Exchange Ratio concurrent with the Closing.

(K)	Reflects the retirement of approximately 4.0 million Class B ordinary shares.

(L)	Reflects the recapitalization of Class A ordinary shares and Class B ordinary shares converted into Domestication Common Stock.

(M)	Reflects the reclassification of Pathfinder’s historical accumulated deficit to additional paid-in capital as part of the Merger.

(N)	Reflects the conversion of Movella Common Stock into Domestication Common Stock upon consummation of the Business Combination.

(O)

Represents 28,961,090 Class A ordinary shares that were redeemed for $294.2 million allocated to common stock and additional paid-in capital, using a par value of $0.0001 per share at a redemption price of approximately $10.16 per share.

Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 and the twelve months ended December 31, 2021 are as follows:

(aa) Reflects elimination of interest income on Pathfinder’s Trust Account.

(bb) Reflects elimination of interest expense on Movella’s term loans and Movella’s convertible notes.

(cc) Reflects the transaction expense allocated to the Pathfinder Warrants and the VLN Facility.

(dd) Represents the recognition of interest expense associated with the new VLN Facility issued in connection with the Business Combination, as discussed in note (B). The interest expense was calculated using the 9.25% interest rate.

(ee) Reflects the estimated change in fair value of VLN Facility. No adjustment to fair value was recorded, as the VLN Facility was deemed to be at $75.0 million during the periods presented.

(ff) Reflects elimination of deemed dividends from accretion of Series D-1 redeemable convertible preferred stock.

(gg) Reflects elimination of gain from exchange of convertible notes.

(hh) Reflects the elimination of the change in fair value of the Movella derivative warrant liability.

(ii) Reflects the forgiveness of the deferred underwriting fees upon completion of the Business Combination.

Given Movella’s history of net losses and valuation allowance, Movella assumed an effective tax rate of 0%. Therefore, the pro forma adjustments to the statement of operations resulted in no additional income tax adjustment to the pro forma financials. The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Company and Movella filed consolidated income tax returns during the annual period presented.

Note 5 — Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, the FP Private Placement, and certain other related events, assuming such additional shares were outstanding since January 1, 2021. The Business Combination, the FP Private Placement, and certain other related events are reflected as if they had occurred as of January 1, 2021, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination, the FP Private Placement and certain other related events have been outstanding for the entire periods presented.

The unaudited pro forma combined financial information for the nine months ended September 30, 2022 has been prepared based on the following information:

For the nine months ended September 30, 2022
(in thousands, except share and per share data)	Pro Forma Combined
Numerator:
Pro forma net loss attributable to common stockholders, basic and diluted	$(12,696)
Denominator:
Weighted average shares of Domestication Common Stock outstanding - basic and diluted	50,877,511
Net loss per share of Domestication Common Stock - basic and diluted	$(0.25)
Weighted average shares of Domestication Common Stock outstanding - basic and diluted
Movella Capital Stock	34,738,601
Holders of Class A ordinary shares	3,538,910
Holders of Class B ordinary shares	4,100,000
FP Shares	7,500,000
New Shares to FP Purchasers	1,000,000

Weighted average shares of Domestication Common Stock outstanding - basic and diluted	50,877,511

The following outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period:

For the nine months ended September 30, 2022
Pro Forma Combined
Pathfinder warrants to purchase shares of Domestication Common Stock	10,750,000
Movella Options that converted into the right to purchase shares of Domestication Common Stock (1)	5,691,238

Total	16,441,238

(1)

All outstanding options exercisable for shares of Movella Common Stock (“Movella Option”), whether vested or unvested, were assumed by Pathfinder and automatically converted into an option to purchase a number of shares of Domestication Common Stock, determined in accordance with the Exchange Ratio.

The unaudited pro forma combined financial information for the year ended December 31, 2021 has been prepared based on the following information:

For the year ended December 31, 2021
(in thousands, except share and per share data)	Pro Forma Combined
Numerator:
Pro forma net loss available to common stockholders, basic and diluted	$(20,117)
Denominator:
Weighted average shares of Domestication Common Stock	50,877,511
Net loss per share of Domestication Common Stock - basic and diluted	$(0.40)
Weighted average shares outstanding - basic and diluted
Movella Capital Stock	34,738,601
Holders of Class A ordinary shares	3,538,910
Holders of Class B ordinary shares	4,100,000
FP Shares	7,500,000
New Shares to FP Purchasers	1,000,000

Weighted average shares of Domestication Common Stock outstanding - basic and diluted	50,877,511

The following potential outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period:

For the year ended December 31, 2021
Pro Forma Combined
Pathfinder warrants to purchase shares of Domestication Common Stock	10,750,000
Movella Options that converted into the right to purchase shares of Domestication Common Stock (1)	7,330,652

Total	18,080,652

(1)

All outstanding options exercisable for shares of Movella Common Stock (“Movella Option”), whether vested or unvested, were assumed by Pathfinder and automatically converted into an option to purchase a number of shares of Domestication Common Stock, determined in accordance with the Exchange Ratio.

Exhibits

EXHIBIT INDEX

Exhibit Number	Description

2.1†	Business Combination Agreement, dated as of October 3, 2022, by and among Pathfinder Acquisition Corporation, Movella Inc., and Motion Merger Sub, Inc. (incorporated by reference from Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on October 4, 2021).

3.1	Certificate of Incorporation of Movella Holdings Inc.

3.2	Amended and Restated Bylaws of Movella Holdings Inc.

4.1	Form of Specimen Common Stock Certificate of Movella Holdings Inc.

4.2	Form of Specimen Warrant Certificate of Movella Holdings Inc.

4.3†	Warrant Agreement, dated as of February 16, 2021, between Continental Stock Transfer & Trust Company and Pathfinder Acquisition Corporation (incorporated by reference from Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on February 22, 2021).

4.4	Description of Securities

10.1	Form of Indemnification Agreement between Movella Holdings Inc. and its officers and directors. Incorporate by reference

10.2#	Movella Holdings Inc. 2022 Stock Incentive Plan and the Forms of Stock Option Agreement, Restricted Stock Unit Agreement and Restricted Stock Agreement thereunder.

10.3#	Movella Holdings Inc. 2022 Employee Stock Purchase Plan.

10.4#	2019 Equity Incentive Plan and Form of Stock Option Agreement thereunder.

10.5#	2009 Equity Incentive Plan and Form of Stock Option Agreement thereunder.

10.6#+	Employment Agreement, dated as of November 14, 2012, by and between mCube, Inc. and Ben Alexander Lee.

10.7#+	Employment Agreement, dated as of October 4, 2021, by and between mCube, Inc. and Stephen Smith.

10.8#+	Employment Agreement, dated as of January 19, 2018, by and between Xsens Holding B.V. and Boele de Bie.

10.9#+	Side Letter to Employment Agreement, dated as of January 18, 2018, by and between Xsens Holding B.V. and Boele de Bie.

10.10†	Equity Joint Venture Contract for M3C Co., Ltd. (“M3C”), dated as of October 26, 2018, by and between mCube HK and Qingdao Microelectronics Innovation Center Co., Ltd.

10.11†	License Agreement, dated as of June 8, 2020, by and among Nexus Way, Camana Bay, mCube, Inc., mCube HK, and MEMSIC Semiconductor (Tianjin) Co. Ltd., MEMSIC Semiconduction (HK) Co., Ltd., and Total Force Limited.

10.12†	Lease Agreement, dated October 11, 2021, by and between Incubator Space LLC and New Incubator Space LLC Member of Cobot Rental Platform.

10.13†	Agreement, dated October 10, 2020, by and between Drienerlo Exploitatie B.V. and Xsens Holdings B.V.

10.14†	Lease Agreement, dated March 21, 2017, by and among PSS Investments I, Inc., TPP Investments I, Inc., The Great-West Life Assurances Company, London Life Insurance Company, and Kinduct Technologies, Inc.

10.15†	Lease Extension and Amending Agreement, dated April 28, 2022, by and among PSS Investments I, Inc., TPP Investments I, Inc., The Canada Life Assurance Company, and Kinduct Technologies, Inc.

10.16	Letter Agreement, dated as of February 16, 2021, by and among Pathfinder Acquisition Corporation and certain security holders, officers and directors of Pathfinder Acquisition Corporation (incorporated by reference from Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed on February 22, 2021).

10.17#	Movella Holdings Inc. Non-Employee Director Compensation Policy.

10.18	Company Shareholder Transaction Support Agreement, by and among Pathfinder Acquisition Corporation, Movella Inc., Pathfinder Acquisition LLC and certain shareholders of Movella (incorporated by reference from Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on November 14, 2022).

10.19	Sponsor Letter Agreement, dated as of October 3, 2022, by and among Pathfinder Acquisition Corporation, Pathfinder Acquisition LLC, and each of Richard Lawson, David Chung, Lindsay Sharma, Jon Steven Young, Hans Swildens, Steven Walske, Lance Taylor, Omar Johnson and Paul Weiskopf (incorporated by reference from Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on October 4, 2021).

10.20†	Shareholder Rights Agreement, dated as of October 3, 2022, by and among Movella Inc., Pathfinder Acquisition LLC and the other parties named therein (incorporated by reference from Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed on October 4, 2021).

10.21	Supply Agreement, dated June 16, 2015, by and between Xsens Technologies B.V. and Neways Advanced Applications B.V.

10.22	Equity Grant Agreement, dated as of November 14, 2022, by and among Pathfinder Acquisition Corp., FP Credit Partners II, L.P. and FP Credit Partners Phoenix II, L.P. (incorporated by reference from Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on November 18, 2022).

10.23	Note Purchase Agreement, dated as of November 14, 2022, by and among Movella Inc., Movella Technologies N.A. Inc., Movella Canada Company, Griffin Holdings Limited, Kinduct Technologies Inc., Wilmington Savings Fund Society, FSB, FP Credit Partners II AIV, L.P. and FP Credit Partners Phoenix II AIV, L.P. (incorporated by reference from Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed on November 18, 2022).

10.24	Form of Assignment and Assumption Agreement.

10.25	Voting Agreement, dated as of February 10, 2023, by and among Movella Holdings Inc., Pathfinder Acquisition LLC, Movella Inc. and the parties listed on the signature pages thereto.

10.26+	Subscription Agreement, dated as of January 9, 2023, by and among Pathfinder Acquisition Corporation, FP Credit Partners II, L.P. and FP Credit Partners Phoenix II, L.P.

16.1	Letter from Withumsmith+Brown, PC as to the change in certifying accountant, dated February 10, 2023.

21.1	Subsidiaries of the registrant.

99.1	Press release dated February 10, 2023.

104	Cover Page Interactive Data File.

#	Indicates management contract or compensatory plan or arrangement.
†

Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted exhibits and schedules to the SEC upon its request.

+	Certain information was redacted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2023

Movella Holdings Inc.

By:	/s/ Ben A. Lee
Name:	Ben A. Lee
Title:	Chief Executive Officer